SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.         )

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PAREXEL International Corporation

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195 West Street, Waltham, Massachusetts 02451

Telephone: 781-487-9900

Fax: 781-487-0525

October 25, 2013

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of PAREXEL International Corporation to be held at 2:30 p.m., Eastern Standard Time, on Thursday, December 5, 2013, at the Westin Hotel located at 70 Third Avenue, Waltham, Massachusetts 02451.

The Notice of Meeting and Proxy Statement accompanying this letter describe the business we will consider at the Meeting. Our Board of Directors urges you to read the accompanying Proxy Statement and recommends that you vote “FOR” all of the proposals described in it.

Your vote is very important. I urge you to vote to be certain your shares are represented at the Meeting, even if you plan to attend. You have the choice of voting either over the Internet or by submitting a traditional proxy card by mail, in addition to voting at the Meeting. Please refer to your proxy materials or the information forwarded by your broker or other holder of record for further details. Our Board of Directors appreciates and encourages shareholder participation in the Company’s affairs.

Thank you for your cooperation. I look forward to seeing you at the Meeting.

Very truly yours,

Josef H. von Rickenbach

Chairman of the Board and Chief Executive Officer

195 West Street, Waltham, Massachusetts 02451

Telephone: 781-487-9900

Fax: 781-487-0525

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On December 5, 2013

To the Shareholders of PAREXEL International Corporation:

Notice is hereby given that the Annual Meeting of Shareholders of PAREXEL International Corporation, a Massachusetts corporation, will be held at 2:30 p.m., Eastern Standard Time, on Thursday, December 5, 2013, at the Westin Hotel located at 70 Third Avenue, Waltham, Massachusetts 02451, to consider and act upon the following matters:

1.	Elect three (3) Class III Directors, each to serve for a term continuing until the annual meeting of shareholders in 2016 and until his successor is duly elected and qualified;

2.	Approve, in an advisory vote, the compensation of our named executive officers as presented in the Proxy Statement;

3.	Approve the PAREXEL International Corporation 2013 Annual Incentive Award Plan; and

4.	Transact such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

The above items of business are more fully described in the Proxy Statement accompanying this Notice. At this time, our Board of Directors has no knowledge of any other business to be transacted at the Annual Meeting or at any adjournment thereof.

Only shareholders of record at the close of business on October 10, 2013, the record date, are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. All shareholders are cordially invited to attend the Annual Meeting in person. Your vote is important. If you are unable to attend the Annual Meeting, we urge you to submit your vote over the Internet (as instructed in the Notice of Internet Availability of Proxy Materials mailed to shareholders on October 25, 2013) as promptly as possible. You may also request a paper proxy card to submit your vote by mail, if you prefer. You may revoke your proxy in the manner described in the accompanying Proxy Statement at any time before it has been voted at the Annual Meeting.

By Order of the Board of Directors,

Douglas A. Batt

Senior Vice President, General Counsel and Secretary

Waltham, Massachusetts

October 25, 2013

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS ON DECEMBER 5, 2013

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of PAREXEL International Corporation for use at the Annual Meeting of Shareholders to be held on December 5, 2013, at 2:30 p.m., Eastern Standard Time, at the Westin Hotel located at 70 Third Avenue, Waltham, Massachusetts 02451, and at any adjournment or postponement of that meeting.

When used in this Proxy Statement, the terms “we,” “us,” “our,” “PAREXEL” and “the Company” mean PAREXEL International Corporation and its divisions and subsidiaries.

Notice of Electronic Availability of Proxy Statement and Annual Report

As permitted by the rules of the Securities and Exchange Commission, or SEC, we are making this Proxy Statement and our 2013 Annual Report available to shareholders electronically via the Internet. Our 2013 Annual Report includes our Annual Report on Form 10-K for the fiscal year ended June 30, 2013, or Fiscal Year 2013, and other information required by the rules of the SEC. On October 25, 2013, we mailed to our shareholders of record at the close of business on October 10, 2013 a Notice of Internet Availability of Proxy Materials, referred to as the Notice, containing instructions on how to access this Proxy Statement and our 2013 Annual Report and vote by Internet. If you received the Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice provides instructions on how to access and review electronically all of the important information contained in the Proxy Statement and 2013 Annual Report or to receive a printed version in the mail. The Notice also instructs you on how you may submit your proxy over the Internet or by mail.

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Shareholders to Be Held on December 5, 2013

This Proxy Statement and our 2013 Annual Report are available for viewing, printing and downloading at www.edocumentview.com/prxl.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the Annual Meeting?

The Annual Meeting of Shareholders of PAREXEL International Corporation, or the Annual Meeting, will be held on Thursday, December 5, 2013, at 2:30 P.M., Eastern Standard Time, at the Westin Hotel located at 70 Third Avenue, Waltham, Massachusetts 02451. Shareholders entitled to vote at the Annual Meeting will consider and act upon the matters outlined in the Notice of Meeting of Shareholders accompanying this Proxy Statement, including the re-election of three existing directors for an additional three-year term expiring in 2016, an advisory vote on executive compensation, and a vote to to approve the PAREXEL International Corporation 2013 Annual Incentive Award Plan.

Where may I get directions to the location of the Annual Meeting?

Directions to the Westin Hotel located at 70 Third Avenue, Waltham, Massachusetts 02451 are available on the Internet at www.starwoodhotels.com/westin/property/area/directions.html?propertyID=1036.

Who is entitled to attend and vote at the Annual Meeting?

Shareholders of record at the close of business on October 10, 2013, are entitled to attend and vote at the meeting. Each share of our common stock is entitled to one vote.

What do I need to bring to the Annual Meeting?

If your shares are registered in your name, you should bring proper identification to the Annual Meeting. If your shares are held in the name of a broker, trust, bank or other nominee, you will need to bring a proxy or letter from that broker, trust, bank or other nominee giving you the right to vote your shares, along with proper identification.

What constitutes a quorum at the Annual Meeting?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding on October 10, 2013, the record date, will constitute a quorum for purposes of the Annual Meeting. As of October 10, 2013, 56,878,551 shares of PAREXEL common stock were outstanding, with each share entitled to one vote. For purposes of determining whether a quorum exists, proxies received but marked “withhold” or “abstain” and “broker non-votes” (described below) will be counted.

How do I vote if I am a shareholder of record?

Your vote is very important. Whether or not you plan to attend the Annual Meeting, we urge you to vote.

If you are a record holder, meaning your shares are registered in your name, you may vote:

By Internet — If you have Internet access, you may submit your proxy from any location in the world by following the Internet voting instructions on the Notice you received or by following the Internet voting instructions on the proxy card or voting instruction card sent to you.

By Mail — If you request a printed copy of PAREXEL’s proxy materials, you should complete, sign and date the proxy card provided and return it in the envelope provided. No postage is required if your proxy card is mailed in the United States. If you properly complete your proxy card and our transfer agent receives it in time to vote at the meeting, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by our Board of Directors, or Board, as follows:

(1)	FOR the re-election of each of the three existing director nominees for an additional three-year term;

(2)	FOR the advisory vote on executive compensation; and

(3)	FOR the approval of the PAREXEL International Corporation 2013 Annual Incentive Award Plan.

If any other matter is properly presented at the Annual Meeting or if the Annual Meeting is to be postponed or adjourned, your proxy will vote your shares in accordance with his best judgment. At present, the Board knows of no other business that is intended to be brought before or acted upon at the Annual Meeting.

In Person at the Annual Meeting — If you attend the Annual Meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot or a new proxy card, which we will provide to you at the meeting.

Please also bring proper identification to the Annual Meeting.

How do I vote if my shares are held by my broker or other nominee in “street name”?

By Internet or By Mail — If your shares are held by your broker or other nominee in “street name,” you will receive instructions from your broker or other nominee explaining how you can vote your shares. You should follow those instructions.

In Person at the Annual Meeting — If your shares are held in the name of your broker or other nominee, you must bring an account statement or letter from the broker or other nominee indicating that you were the beneficial owner of the shares on October 10, 2013, the record date for voting, and giving you the right to vote your shares. Please also bring proper identification to the Annual Meeting.

Will my shares be voted if I do not return my proxy?

If your shares are registered directly in your name, your shares will not be voted if you do not vote either by submitting your proxy or voting in person by ballot at the Annual Meeting.

If your shares are held in “street name,” we encourage you to provide voting instructions to your broker or other nominee by giving your proxy to them. If you are the beneficial owner of shares held in “street name” by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, the broker will be entitled to vote the shares with respect to “discretionary” items, but will not be permitted to vote the shares with respect to “non-discretionary” items (resulting in a “broker non-vote”). The election of directors, the advisory vote on executive compensation and the vote on the approval of the PAREXEL International Corporation 2013 Annual Incentive Award Plan are all “non-discretionary” items.

Can I change my vote or revoke my proxy?

Yes. You may change your vote or revoke your proxy at any time before the proxy is exercised at the Annual Meeting. If you are a shareholder of record, to change your vote, you may:

•	submit a new proxy over the Internet;

•	mail a written notice “revoking” your earlier mailed proxy to our transfer agent, Proxy Services, c/o Computershare, P.O. Box 43070, Providence, Rhode Island 02940-3070;

•	submit to our transfer agent, Proxy Services, c/o Computershare, P.O. Box 43126, Providence, Rhode Island 02940, a properly completed and signed proxy card with a later date; or

•	vote in person at the Annual Meeting.

Your personal attendance at the Annual Meeting does not revoke your proxy. Unless you vote at the Annual Meeting, your last vote, prior to or at the Annual Meeting, is the vote that will be counted.

If your shares are held in street name, you must follow the instructions provided by your broker or other nominee to change your vote.

How do I request a paper copy of the proxy materials?

Paper copies of our proxy materials will be made available at no cost to you, but they will only be sent to you if you request them. To request a paper copy of the proxy materials follow the instructions on the Notice which you received. You will be able to submit your request for copies of the proxy materials by sending an email to the email address set forth in the Notice, by going to the Internet address set forth in the Notice or by calling the phone number provided in the Notice.

What does it mean if I receive more than one Notice or more than one proxy or voting instruction card?

It means your shares are registered differently or are held in more than one account. Please provide voting instructions for all Notices or proxy and voting instruction cards you receive.

Who is the Company’s transfer agent?

Our transfer agent is Computershare Investor Services. Representatives of Computershare Investor Services will tabulate the votes and act as inspectors of election at the Annual Meeting.

What vote is required to approve each proposal?

(1) For the Election of Directors.    With respect to Proposal 1, the three nominees for director receiving the most votes from those shares present or represented at the Annual Meeting will be elected. If you do not vote for a particular nominee, or you withhold authority for one or all nominees, your vote will be counted for purposes of determining whether there is a quorum, but it will not count either “for” or “against” the nominee.

(2) For All Other Matters.    With respect to Proposal 2 regarding an advisory vote on executive compensation and Proposal 3 regarding approval of the PAREXEL International Corporation 2013 Annual Incentive Award Plan, the affirmative vote of a majority of shares present or represented and voting on each proposal is required for approval. A properly executed proxy selecting “abstain” with respect to any of Proposal 2 or Proposal 3 will not be voted “for” or “against” that proposal(s), but will be counted for purposes of determining the number of votes cast. Accordingly, an abstention will have the effect of a negative vote. Proposal 2 is a non-binding proposal. At present, the Board knows of no matters other than these to be presented for shareholder action at the Annual Meeting.

Who pays the cost of soliciting proxies?

The cost of solicitation of proxies will be borne by PAREXEL. In addition to soliciting shareholders by mail through our regular employees, we may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have our common stock registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by our officers and employees may also be made of some shareholders in person or by mail, telephone or telegraph following the original solicitation, without additional remuneration.

PROPOSALS

Proposal 1: Re-Election of Existing Class III Directors.

Currently, our Board consists of seven directors and is divided into three classes, one class of three directors and two classes of two directors. Each class is elected to serve for a period of three years. The classes are arranged so that the terms of the directors in each class expire at successive annual meetings. The terms of our Class III directors expire at this Annual Meeting. Our Board has nominated each of the following incumbent Class III directors to stand for re-election for a term of three years continuing until our 2016 annual meeting and until his successor has been elected and qualified: A. Dana Callow, Jr., Christopher J. Lindop and Josef H. von Rickenbach.

We know of no reason why any of the nominees would be unable to serve as a director. However, should such a situation arise, the Board may designate a substitute nominee or, alternatively, reduce the number of directors to be elected. If a substitute nominee is selected, the persons named as proxies will vote for that substitute nominee. Any vacancies not filled at the Annual Meeting may be filled by the Board.

Below are the names, ages and certain other information of each member of our Board, including the nominees for re-election as Class III Directors at the Annual Meeting. Information with respect to the number of shares of our common stock beneficially owned by each director, directly or indirectly, as of September 30, 2013, appears below under the heading “Security Ownership of Certain Beneficial Owners and Management.”

Class III Nominees (Term Expires 2013)

A. Dana Callow, Jr. Age 61 Director since 1986	A. Dana Callow, Jr. was elected as a director of the Company in June 1986 and is the Presiding Director of the Board, Chairman of the Nominating and Corporate Governance Committee, and a member of the Audit and Finance Committee and the Human Resources Committee. Since January 1997, Mr. Callow has served as the Managing Partner of Boston Millennia Partners, a venture capital firm. Since 1983, Mr. Callow has also served as a general partner of several Boston Capital Ventures’ limited partnerships. He is a member of the Board of Trustees of Tufts University and the Board of Overseers of Tufts University School of Medicine. He is also a member of the Board of Directors of the Tuck Center for Private Equity and Entrepreneurship at Dartmouth College and The Leukemia and Lymphoma Society. We believe Mr. Callow’s expertise in capital markets, corporate strategy and finance from his experience of over 25 years as a partner in the field of venture capital, as well as his experience serving on the boards of directors of several drug development and health care related companies, is valuable to our Board and the Company.

Christopher J. Lindop Age 55 Director since 2006	Christopher J. Lindop was elected as a director of the Company in October 2006 and is Chairman of the Audit and Finance Committee, and a member of the Nominating and Corporate Governance Committee. Since January 2007, Mr. Lindop has served as Chief Financial Officer and Executive Vice President, Business Development of Haemonetics Corporation, a global blood management company. From September 2003 to December 2006, he served as Chief Financial Officer of Inverness Medical Innovations, Inc., a global developer, manufacturer and marketer of medical diagnostic products. From June 2002 to September 2003, he served as an audit partner for Ernst & Young LLP, an accounting firm. From 1991 to June 2002, Mr. Lindop served as an audit partner with the Boston office of Arthur Andersen LLP, an accounting firm. We believe Mr. Lindop’s accounting expertise from over 30 years of experience as a public accountant serving publicly traded companies, and as a senior financial executive in the life science industries, is valuable to our Board and the Company.

Class III Nominees (Term Expires 2013)

Josef H. von Rickenbach Age 58 Director since 1983	Josef H. von Rickenbach founded the Company in 1982 and has served as a director, Chairman of the Board and Chief Executive Officer of the Company since 1983. He also served as President from 1983 to April 2001 and from July 2005 to July 2012. Mr. von Rickenbach has also worked in the past for Schering-Plough, Inc., 3M (East), a division of 3M Company, and ERCO (later ENSECO), Inc., a diversified testing and technical consulting company. He served as Chair of the Association of Clinical Research Organizations (ACRO), a professional industry organization, in 2005 and 2013 and is a member of its Board of Directors. He also serves on the Board of Directors, and as Chair of the Nominating Committee, of the New England Healthcare Institute. Mr. von Rickenbach received an M.B.A. from the Harvard University Graduate School of Business Administration and a B.A. in Business Economics from the Lucerne University of Applied Sciences and Arts in Switzerland. We believe that Mr. von Rickenbach’s experience of 30 years in the clinical research services industry, including as our founder and our Chairman and Chief Executive Officer for 30 years, is valuable to our Board and the Company.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF

EACH OF THESE NOMINEES FOR DIRECTOR

Class I Directors (Term Expires 2014)

Patrick J. Fortune Age 66 Director since 1996	Patrick J. Fortune was elected as a director of the Company in June 1996 and is Chairman of the Human Resources Committee and a member of the Audit and Finance Committee and the Compensation Committee. Since June 2012, Dr. Fortune has served as Senior General Manager Innovations at The Cleveland Clinic, an educational medical center. Since September 2001, Dr. Fortune has served as a Partner of Boston Millennia Partners, a venture capital firm. From September 2001 to June 2005, he served as Executive Chairman of Knowledge Impact Systems, Inc., a software end user training company. From April 1999 to June 2001, he served as President, Chief Operating Officer and a director of New Era of Networks, Inc., an Internet software and services company. From October 1995 to March 1999, Dr. Fortune was Vice President, Information Technology and Chief Information Officer of Monsanto Company, an agricultural, pharmaceutical and food products company. From August 1994 to July 1995, Dr. Fortune was President and Chief Operating Officer, Chief Information Officer and a member of the Board of Directors of Coram Healthcare Corporation, a medical therapy services company. From December 1991 to August 1994, Dr. Fortune was Corporate Vice President, Information Management at Bristol-Myers Squibb, a pharmaceutical company. Prior to that, Dr. Fortune was Senior Vice President and General Manager of Packaging Corporation of America, a subsidiary of Tenneco, and held several management positions with Baxter International, Inc., including: Corporate Vice President; President, Parenteral Products Division; Vice President, Research and Development; and Vice President, Information Services. Dr. Fortune also served on the boards of directors of CombinatoRx, Incorporated from 2006 to 2009 and EPIX Pharmaceuticals, Inc. from 2006 to 2008. We believe Dr. Fortune’s experience of over 30 years as an executive in the life sciences industries, including serving on the boards of directors of three publicly traded life sciences companies in addition to PAREXEL, as well as serving on the boards of several private life science companies, is valuable to our Board and the Company.

Class I Directors (Term Expires 2014)

Ellen M. Zane Age 62 Director since 2006	Ellen M. Zane was elected as a director of the Company in July 2006 and is a member of the Compensation Committee and the Human Resources Committee. Since September 2011, Ms. Zane has served as CEO Emeritus and Vice Chair, Board of Trustees of Tufts Medical Center, an academic medical center which is the principle teaching hospital for Tufts University School of Medicine in Boston, Massachusetts. From January 2004 to September 2011, she served as President and Chief Executive Officer of Tufts Medical Center. From May 1994 to January 2004, she served as Network President for Partners Healthcare System, a physician and hospital network. Prior to 2004, Ms. Zane served as Chief Executive Officer of Quincy Hospital in Quincy, Massachusetts. Ms. Zane currently serves on the boards of directors of Brooks Automation, Inc., Haemonetics Corporation, Century Capital Management Inc., and Fiduciary Trust Company. We believe Ms. Zane’s experience of over 30 years in management of large medical centers/hospitals and health care related enterprises, including 21 years as an executive, is valuable to our Board and the Company.

Class II Directors (Term Expires 2015)

Eduard E. Holdener, M.D. Age 68 Director since 2008	Dr. Holdener was elected as a director of the Company in January 2008 and is a member of the Human Resources Committee. Since February 2008, Dr. Holdener has served as Chairman of the Board of Directors of NovImmune S.A., a biotechnology company. From April 1986 to February 2008, Dr. Holdener worked for F. Hoffmann-LaRoche, Ltd., a pharmaceutical company. During his tenure at F. Hoffmann-LaRoche, he held a variety of positions, including Head of Global Pharmaceutical Development, Development Head for the Japanese division, Deputy Clinical Research Head, and several other management positions. Dr. Holdener currently serves on the boards of directors of NovImmune S.A., TiGenix NV, and HBM Healthcare. We believe Dr. Holdener’s experience of 24 years as an executive in the pharmaceutical and biotechnology industries is valuable to our Board and the Company.

Class II Directors (Term Expires 2015)

Richard L. Love Age 70 Director since 2002	Richard L. Love was elected as a director in September 2002 and is Chairman of the Compensation Committee and a member of the Nominating and Corporate Governance Committee and the Human Resources Committee. Since January 2007, Mr. Love has served as a partner of Translational Accelerator Venture Fund (TRAC), an investment fund. From January 2003 to January 2007, he served as Chief Operating Officer of Translational Genomics Research Institute (TGen), a medical research organization, and from January 2002 to December 2004, he served as a director of ILEX Oncology, an oncology focused pharmaceutical company. From October 1994 to January 2002, Mr. Love served as President and Chief Executive Officer of ILEX Oncology. From 1991 to 1994, he served as Chief Operating Officer of the Cancer Therapy and Research Center, a cancer treatment center focused on the clinical evaluation of new agents. From 1983 to 1991, Mr. Love served as Chief Executive Officer of Triton Biosciences, Inc., a biotechnology company. Mr. Love currently serves as a director of Cell Therapeutics, Inc., Salutaris Medical Devices Inc., SyndevRx Inc., Applied Micro Arrays Inc., Cancer Prevention Pharmaceuticals, Inc. and CerRx Inc. We believe Mr. Love’s experience of over 27 years as an executive in the pharmaceutical, biotechnology and medical research industries is valuable to our Board and the Company.

CORPORATE GOVERNANCE

Our Board of Directors has long believed that good corporate governance is important to ensure that we are managed for the long-term benefit of all of our shareholders. Our Board continues to review its governance practices in light of the Sarbanes-Oxley Act of 2002, SEC rules and regulations and the listing standards of The NASDAQ Stock Market, or NASDAQ. This Proxy Statement describes key corporate governance guidelines and practices that we have adopted. Complete copies of the corporate governance guidelines (as reflected in our Board of Directors Charter and Corporate Governance Principles), committee charters and the code of conduct described below are available on our website at www.parexel.com under the category “Investors-Corporate Governance Documents.” Alternatively, you can request a copy of any of these documents by writing to us at PAREXEL International Corporation, 195 West Street, Waltham, Massachusetts 02451, Attention: Secretary.

Board Leadership Structure

Josef H. von Rickenbach, our Chief Executive Officer, is also the Chairman of our Board of Directors. Our Board also has a Presiding Director, A. Dana Callow, Jr., an independent director who serves as Chairman of the Nominating and Corporate Governance Committee. Mr. Callow was selected by the Board to serve as the Presiding Director for all meetings of the non-management directors held in executive session, and performs the following duties:

•	chairs meetings of the independent directors in executive session;

•	meets with any director not adequately performing his or her duties;

•	facilitates communications between members of the Board and the Chairman of the Board;

•	works with the Chairman of the Board in the preparation of Board meeting agendas and determining the need for any special meetings; and

•	consults with the Chairman of the Board regarding corporate governance and Board performance.

Our Board, upon the recommendation of our Nominating and Corporate Governance Committee, has determined that having the same individual serve as both our Chief Executive Officer and the Chairman of our Board is in the best interests of PAREXEL and our shareholders and is consistent with good corporate governance because Mr. von Rickenbach is the director most familiar with the Company’s business and industry, and is most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Independent directors and management have different perspectives and roles in strategy development. The Company’s independent directors bring experience, oversight and expertise from outside the Company and in some cases outside the industry, while the Chief Executive Officer brings company-specific experience and expertise. The Board believes that the combined role of Chairman and Chief Executive Officer promotes effective strategy development and execution, and facilitates information flow between management and the Board, which are essential to effective governance.

One of the key responsibilities of the Board is to develop strategic direction and hold management accountable for the execution of strategy once it is developed. The Board believes the combined role of Chairman and Chief Executive Officer, together with an independent Presiding Director having the duties described above, is in the best interest of shareholders because it provides the appropriate balance between strategy development and independent oversight of management.

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Principles to assist it in the exercise of its duties and responsibilities and to serve the best interests of PAREXEL and our shareholders. These guidelines, which provide a framework for the conduct of the Board’s business, include the following:

•	the principal responsibility of the directors is to oversee the management of the Company;

•	a majority of the members of the Board shall be independent directors;

•	the independent directors shall meet regularly in executive session;

•	directors shall have full and free access to management and, as necessary and appropriate, independent advisors;

•	directors who retire from their principal current employment or materially change their current position should offer to tender their resignation to the Board;

•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	at least annually the Board and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

Board Determination of Independence

Under NASDAQ rules, a director of the Company will only qualify as an “independent director” if, in the opinion of our Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board has determined that none of Ms. Zane, Messrs. Callow, Lindop or Love or Drs. Fortune or Holdener has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is therefore an “independent director” as defined under Rule 5605(a)(2) of the NASDAQ Stock Market, Inc. Marketplace Rules.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. While no code of conduct can replace the thoughtful behavior of an ethical director, officer or employee, we believe that our Code of Business Conduct and Ethics, among other things, focuses our Board and management on areas of ethical risk, provides guidance in recognizing and dealing with ethical issues, provides mechanisms to report unethical conduct and generally helps foster a culture of honesty and accountability. Any amendment or waiver of the Code of Business Conduct and Ethics may only be made by our Board. A current copy of the Code of Business Conduct and Ethics is posted on our website, www.parexel.com, under the category “Investors — Corporate Governance Documents.” We intend to post on our website all disclosures that are required by law or NASDAQ listing standards concerning any amendments to, or waivers from, any provision of the Code of Business Conduct and Ethics. In addition, copies of the Code of Business Conduct and Ethics are available to all shareholders upon request by writing to us at PAREXEL International Corporation, 195 West Street, Waltham, Massachusetts 02451, Attention: Secretary.

Board Meetings and Attendance

Our Board met 12 times during Fiscal Year 2013. During Fiscal Year 2013, each director attended at least 75% of the aggregate number of Board meetings and meetings held by all committees on which he or she served.

Director Attendance at Annual Meeting of Shareholders.

Our corporate governance guidelines provide that directors are expected to attend our annual meeting of shareholders. All directors attended our 2012 annual meeting of shareholders.

Board Committees

Our Board has established four standing committees — Audit and Finance Committee, Compensation Committee, Human Resources Committee and Nominating and Corporate Governance Committee. Each committee operates under a charter approved by the Board. Copies of each committee’s charters are available on our website, www.parexel.com, under the category “Investors — Corporate Governance Documents.” Our Board has determined that all of the members of each of its four standing committees are independent as defined under applicable rules of the NASDAQ Stock Market, including, in the case of all members of the Audit and Finance Committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Membership on each committee, as of October 1, 2013, is set forth in the following table:

Board Committee Membership

Name	Audit and Finance Committee	Compensation Committee	Nominating and Corporate Governance Committee	Human Resources Committee
A. Dana Callow, Jr.	*		+	*
Patrick J. Fortune, PhD	*	*		+
Eduard E. Holdener, M.D.				*
Christopher J. Lindop	+		*
Richard L. Love		+	*	*
Ellen M. Zane		*		*

*	Committee Member
+	Committee Chair

Audit and Finance Committee

The Audit and Finance Committee of the Board, which oversees our accounting and financial functions, met 13 times during Fiscal Year 2013. The Audit and Finance Committee has a written charter, a copy of which is posted on our website at www.parexel.com under the category “Investors — Corporate Governance Documents.” The Audit and Finance Committee is responsible for assisting our Board’s oversight of:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our independent registered public accounting firm; and

•	the performance of our internal audit function and independent registered public accounting firm.

In addition, the Audit and Finance Committee discusses our risk management policies and reviews and discusses with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures. The Audit and Finance Committee is directly responsible for appointing, evaluating, retaining and, when necessary, terminating our independent registered public accounting firm, and our independent registered public accounting firm reports directly to the Audit and Finance Committee. The Audit and Finance Committee also prepares the Audit and Finance Committee Report required under the rules of the SEC, which is included elsewhere in this Proxy Statement. The Audit and Finance Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for confidential and anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

Messrs. Callow and Lindop and Dr. Fortune are the current members of the Audit and Finance Committee, with Mr. Lindop serving as its chairman. Our Board has determined that Mr. Lindop is an “audit committee financial expert” as defined by applicable SEC rules.

Compensation Committee

The Compensation Committee of the Board, which reviews and makes recommendations concerning executive compensation and reviews and approves option grants and administers our equity incentive plans, met 10 times during Fiscal Year 2013. The Compensation Committee has a written charter, a copy of which is posted on our website at www.parexel.com under the category “Investors — Corporate Governance Documents.” The Compensation Committee is responsible for:

•	annually reviewing and approving corporate goals and objectives relevant to Chief Executive Officer compensation;

•	determining the Chief Executive Officer’s compensation;

•	reviewing and approving or making recommendations to our Board with respect to the compensation of our other executive officers;

•	overseeing a performance evaluation of our senior executives;

•	overseeing and administering our equity incentive plans;

•	reviewing director compensation and making reports to the Nominating and Corporate Governance Committee comparing the compensation of the Company’s directors with those at comparable companies;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis,” which is included in this Proxy Statement beginning on page 17; and

•	preparing the Compensation Committee Report on Executive Compensation required by SEC rules, which is included in this Proxy Statement on page 32.

The process and procedures followed by our Compensation Committee in considering and determining executive officer compensation are described below under the heading “Compensation Discussion and Analysis”, which begins on page 17.

Ms. Zane, Mr. Love and Dr. Fortune are the current members of the Compensation Committee, with Mr. Love serving as its chairman.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board, which oversees our director nomination and compensation process, met four times during Fiscal Year 2013. The Nominating and Corporate

Governance Committee has a written charter, a copy of which is posted on our website at www.parexel.com under the category “Investors — Corporate Governance Documents.” The Nominating and Corporate Governance Committee has the following principal duties:

•	identify individuals qualified to serve as members of the Board;

•	nominate persons for election as directors at the annual meeting of shareholders;

•	review and make recommendations to our Board with respect to director compensation;

•	oversee management’s general succession process;

•	develop and recommend to the Board a set of corporate governance principles applicable to the Company; and

•	oversee the annual evaluation of the Board.

The processes and procedures followed by the Nominating and Corporate Governance Committee in identifying and evaluating director candidates are described below under the heading “Director Nomination Process”, which is on page 16.

Messrs. Callow, Lindop and Love are the current members of the Nominating and Corporate Governance Committee, with Mr. Callow serving as its chairman.

Human Resources Committee

The Human Resources Committee of the Board, which supports and serves as a resource to our management in the development and implementation of human resources principles, met five times during Fiscal Year 2013. The Human Resources Committee has a written charter, a copy of which is posted on our website at www.parexel.com under the category “Investors — Corporate Governance Documents.” The Human Resources Committee is responsible for:

•	defining and implementing appropriate human resources principles and philosophy through the Company;

•	reviewing issues and changes in strategic human resources policy;

•	reviewing management’s succession planning activities, which include assisting in the assessment of senior management skills;

•	creating an environment that enables our personnel to achieve their full potential and allows the Company to execute on its human resources strategy; and

•	assisting senior management in their recruitment of senior personnel.

Messrs. Callow and Love and Drs. Fortune and Holdener and Ms. Zane are the current members of the Human Resources Committee, with Dr. Fortune serving as its chairman.

Director Nomination Process

The process followed by our Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Committee and the Board.

In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, our Nominating and Corporate Governance Committee applies the criteria attached to the Board of Directors Charter and Corporate Governance Principles. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest (if any) and the ability to act in the interests of all shareholders. The Nominating and Corporate Governance Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, and, with respect to members of the Audit and Finance Committee, financial expertise. The Committee does not assign specific weights to any particular criteria and no particular criterion is a prerequisite for each prospective nominee. The Nominating and Corporate Governance Committee also focuses on issues of diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity; however, the Board and the Nominating and Corporate Governance Committee believe that it is essential that the Board members represent diverse viewpoints. Our Board believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow it to fulfill its responsibilities.

The director biographies on pages 6 to 10 indicate each nominee’s experience, qualifications, attributes and skills that led our Nominating and Corporate Governance Committee and our Board to conclude he or she should continue to serve as a director of PAREXEL. Our Nominating and Corporate Governance Committee and our Board believe that each of the nominees has the individual attributes and characteristics required of each of our directors, and the nominees as a group possess the skill sets and specific experience desired of our Board as a whole.

Shareholders may recommend individuals to our Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting the name of the recommended individual, together with appropriate biographical information and background materials and a statement as to whether the shareholder or group of shareholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to Nominating and Corporate Governance Committee, c/o Secretary, PAREXEL International Corporation, 195 West Street, Waltham, Massachusetts 02451. Assuming that appropriate biographical and background material has been provided on a timely basis, the Committee will evaluate shareholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Shareholders also have the right under our by-laws to directly nominate director candidates, without any action or recommendation on the part of the Committee or our Board, by following the procedures set forth in Section 5(a) of our by-laws.

Oversight of Risk

Our management is responsible for risk management on a day-day basis. The role of our Board regarding risk management is to oversee the risk management activities of management directly and through its committees. The members of our Board and its committees discuss with management the procedures and practices utilized by management in assessing and managing risks, and provide input on those procedures and practices. In general, our Board oversees risk management activities relating to business strategy, acquisitions, capital allocation, organizational structure and certain operational risks; our Audit and Finance Committee oversees risk management activities related to financial reporting, internal controls, and compliance with legal and regulatory requirements; our Compensation Committee oversees risk management activities relating to our compensation policies and practices; and our Nominating and Corporate Governance Committee oversees risk management activities relating to Board composition, management and structure, management succession planning and corporate governance. Each committee reports to the full Board on a regular basis, including with respect to the committee’s risk oversight activities as appropriate.

INFORMATION ABOUT EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis, or CD&A, provides information regarding compensation paid to our Chief Executive Officer, our Chief Financial Officer and each of our three other most highly compensated executive officers during Fiscal Year 2013. We refer to these executive officers as our named executive officers. While this CD&A applies to the five most highly compensated officers, the principles of performance measurement and pay for performance as discussed here are applied broadly across management in the Company.

In 2012, our shareholders voted on our executive compensation program (also known as “Say on Pay”). Approximately 94% of the votes cast were voted to approve the compensation of our named executive officers. The Compensation Committee, or the Committee, considered the shareholder endorsement of the Committee’s decisions and policies and PAREXEL’s overall executive compensation program in continuing the pay-for-performance program that is currently in place.

Provided below is a summary of our philosophy, the strategy and the major details of our approach to compensating our named executive officers.

Executive Summary

Our performance in Fiscal Year 2013 was strong

We achieved strong financial and operational performance during Fiscal Year 2013 which further solidified our leadership position in the marketplace. The key results of the year are summarized below:

•	Increase in backlog, which grew 7.0% from our fiscal year ended June 30, 2012, or Fiscal Year 2012, when adjusted using foreign currency exchange rates in effect on July 1, 2012;

•	Double digit revenue and earnings-per-share, or EPS, growth;

•	Strong cash flow; and

•	One- and three-year total shareholder returns of approximately 63% and 28%, respectively, as of June 30, 2013.

We pay for performance

Our executive compensation program ties a substantial portion of each named executive officer’s overall cash compensation to the achievement of key strategic, financial and operational goals.

Consistent with this approach, the compensation of our named executive officers for Fiscal Year 2013 featured:

•	Base salary merit increases for our named executive officers that reflected individual and Company performance, with an average percentage increase of less than 5.0% from Fiscal Year 2012;

•	A compensation package more heavily weighted toward incentive compensation rather than fixed pay (salary), in order to emphasize our focus on pay for performance;

•	Cash payouts under our annual cash incentive bonus program being paid out at slightly above target on average, based in part upon the following results:

¡	Overachievement of our EPS target goal,

¡	Achievement of our backlog goal, when adjusted using foreign currency exchange rates in effect on July 1, 2012, and

¡	For those executives who are part of a business unit, the cash payouts also reflect lower than targeted performance of certain business units; and

•

An approximately equal mix (based on value) of stock options and restricted stock/restricted stock units being granted for long-term incentives that are designed to motivate executives to increase shareholder value over the long-term:

¡	Our stock options vest in equal annual installments over a four-year period, and

¡	Our time-based restricted stock or restricted stock units “cliff” vest three years from the grant date.

Our compensation program is designed to provide fairness and competitiveness and align executive and shareholder interests

As described below, our executive compensation program incorporates a number of other key features that are designed to align the interests of our named executive officers with the interests of our shareholders, including:

•

Our Peer Group (as defined below) used for external compensation comparisons consists of ten companies that are similar in size and industry as compared to us. The median revenue size of the Peer Group approximates our revenue size;

•	Relative to the market, our average total direct compensation for named executive officers approximates the median of our Peer Group;

•

Our programs include several design features that reduce the likelihood of excessive risk-taking, including payment of incentive compensation after performance has been determined, balanced incentive metrics, and caps on annual incentive payments;

•	We have double-trigger provisions in all of our named executive officers’ change of control agreements; and

•	We limit the use of perquisites.

Overview of Compensation Program and Philosophy

The Committee seeks to achieve the following broad goals in connection with our executive compensation programs and decisions regarding individual compensation:

•	Attract, retain and motivate the best possible executive talent;

•	Ensure executive compensation is aligned with our corporate strategies and business objectives, including short-term operating goals and longer-term strategic objectives;

•

Promote the achievement of key strategic and financial performance measures by linking short- and long-term cash and equity incentives to the achievement of measurable corporate and personal performance goals;

•	Encourage cooperation among executives within and between different business units; and

•	Align executives’ incentives with the creation of shareholder value.

To achieve these objectives, the Committee evaluates our executive compensation program with the goal of setting compensation at levels the Committee believes are competitive with those of other companies in our industry and that compete with us for executive talent. In addition, through a management incentive plan, our executive compensation program ties a substantial portion of each executive’s overall compensation to key strategic, financial and operational goals as measured by metrics such as backlog, adjusted EPS, business operating margin, or BOM, and customer satisfaction. Additionally, compensation of our executives is tied to the completion of specific personal goals established by the Committee at the beginning of each fiscal year. We also provide a portion of our executive compensation in the form of stock option grants and/or restricted stock/restricted stock unit awards that vest over time. We believe that this approach helps us to retain our executives and aligns their interests with those of our shareholders by allowing them to participate in the longer term success of our company as reflected in stock price appreciation.

How Executive Compensation is Determined

The Role of the Compensation Committee.    The Committee is composed of three non-employee, independent directors selected from the Board.

The Committee is responsible for reviewing, setting and approving the compensation of our named executive officers. The specifics of the responsibilities of the Committee can be found in the Committee’s charter located on our website at www.parexel.com under the category “Investors-Corporate Governance Documents”. The Committee meets regularly regarding compensation issues and regularly receives input from its independent compensation consultant.

The Role of the Compensation Consultant.    In Fiscal Year 2013, the Committee retained the services of Pearl Meyer & Partners, or the Consultant, an independent executive compensation consulting firm. The services that the Consultant performed for the Committee in Fiscal Year 2013 included a review of the peer group, executive and board compensation benchmark studies, assisting with proxy disclosure, and providing general compensation advice. In addition and as part of its ongoing role with the Committee, the Consultant attended most Committee meetings where executive compensation decisions were made in order to provide timely feedback on questions and decisions before the Committee.

The Consultant reports directly to the Committee and carries out responsibilities as assigned by the Committee. The Committee has the sole authority to retain and terminate the Consultant and to approve the Consultant’s fees and all other terms of the engagement. The Committee has direct access to the Consultant throughout the year.

The Role of Management.    While the Committee has sole responsibility for approving compensation targets and awards, the Committee solicits input from our Chief Executive Officer in setting the targets, evaluating the performance, and recommending appropriate salary and incentive awards of each other named executive officer. The Chief Executive Officer participates in Committee meetings at the request of the Committee in order to provide background information and explanations supporting his recommendations. However, our Chief Executive Officer does not have a vote in Committee matters. Furthermore, the Committee meets in executive session without our Chief Executive Officer present several times each year to facilitate the exchange of candid views among Committee members.

Competitive Benchmarking

The Committee considers competitive marketplace practices in making its compensation decisions by reviewing our executive compensation against compensation paid to executives in comparable roles at comparable companies. The Committee believes that compensation provided to executives at these companies is an important consideration in making executive compensation decisions as we compete with those entities for business and/or for management talent. In connection with its compensation determinations for Fiscal Year 2013, the Committee engaged the Consultant to collect and analyze compensation information from peer companies and to help establish such compensation benchmarks. As part of its engagement, the Consultant provided to the Committee a review of the compensation practices at the peer companies and a competitive assessment of the compensation of executive officers (including the named executive officers).

In determining the companies that comprise the Peer Group for Fiscal Year 2013, the Committee considered and then established relevant criteria for selecting comparable peer companies. Such criteria related to the size of PAREXEL and the complexity of its business, including industry, customer base, services provided, geographic scope, revenue and market capitalization. Based on these criteria the Committee determined the most directly relevant peer companies and worked with the Consultant to augment the group with other appropriate peer companies based on the criteria identified above to arrive at a statistically valid peer group sample size. As an outcome of that process, the Committee approved the Peer Group for its compensation comparisons, which included 10 public companies generally comparable to PAREXEL with respect to revenue, market capitalization and industry. The Fiscal Year 2013 Peer Group did not include two companies that had been included in the Fiscal Year 2012 peer group (Kendle International Inc. and Pharmaceutical Product Development Inc., both of which were acquired), and included one company (Gen-Probe Inc.) that was not included in the 2012 peer group. More specifically, the Fiscal Year 2013 Peer Group included the following companies:

Alere Inc. (previously referred to as Inverness Medical Innovations, Inc.)

Charles River Laboratories International, Inc.

Covance Inc.

Endo Pharmaceuticals Holdings Inc.

Gen-Probe Inc.

Haemonetics Corporation

Icon plc

PerkinElmer, Inc.

Waters Corporation

West Pharmaceutical Services Inc.

The Committee, with the assistance of the Consultant, also reviewed broader life-science industry-specific executive compensation survey data for comparably-sized companies in order to provide a broader market perspective and serve as a check and balance against the Peer Group data. All elements of compensation were benchmarked against our Peer Group and the broader industry-specific survey data.

Elements of our Executive Compensation Program

Overview of Compensation.    Our executive compensation program generally consists of the following elements:

•	base salary;

•	annual incentive cash bonuses;

•	equity awards;

•	health care, life insurance and other employee benefits; and

•	severance and change of control arrangements.

Using these five elements of compensation, we believe we are able to remain competitive with our peers and to ensure that our named executive officers are appropriately incentivized to deliver short-term results while also creating long-term shareholder value.

Target Pay and Mix for Compensation Elements

Our compensation program operates not only based on the application of comparisons to our Peer Group, but also through the judgment of the Committee. We do not employ a purely formulaic approach to our compensation decisions. In making its compensation determinations, the Committee reviews all elements of compensation for each of our named executive officers. In addition, in determining current and future compensation, the Committee considers the economic value as well as the retention value of prior equity grants received by our named executive officers and each named executive officer’s compensation compared to the compensation of other executives and other employees generally. In determining the reasonableness of a named executive officer’s total compensation, the Committee considers not only corporate, business unit and personal performance compared to targets, but also the nature of each element of compensation provided, including salary, bonus, long-term incentive compensation as well as the executive’s severance and change of control arrangements.

We do not target any specific market position in establishing compensation but generally aim to have a compensation program that is in line with benchmarked companies and survey data, as determined by all of the collected market information. We also consider the performance of PAREXEL with respect to comparative historical profit growth and shareholder return of companies in our Peer Group and the impact of compensation on our current year operating budget. These are overall guidelines that the Committee takes into account when establishing a named executive officer’s compensation. The Committee may determine that variations to these general targets are appropriate for an individual executive after considering a number of factors, including the individual executive’s past performance, tenure with the Company, experience, and contributions and importance to the Company.

We do not have any formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation, or among the different forms of non-cash compensation. Instead, the Committee makes a judgment about what it believes to be the appropriate level and mix of the various compensation elements based on all of the criteria described below.

Compensation Element Details

Typically, at the beginning of each fiscal year, the Committee evaluates actual individual, business unit and corporate performance against the goals for the recently completed year. The Chief Executive Officer prepares evaluations of the other executives and recommends annual salary increases, management incentive bonuses and equity awards, if any, which are then reviewed and considered by the Committee. In the case of the Chief Executive Officer, the Committee conducts his individual performance evaluation and determines his compensation changes and awards. The evaluation and timing of executive reviews and salary increases are aligned with an annual review process that takes place at the same time each year.

Base Salary.    Base salary is used to recognize the experience, skills, knowledge and responsibilities required of our named executive officers. When establishing the base salary of an executive, the Committee considers the compensation of executives in our Peer Group, other available compensation survey data, as well as a variety of other factors, including the historic salary levels of the executive, the nature of the individual’s responsibilities, the base salary of the individual at his or her prior place of employment if applicable, and the availability of well-qualified candidates who could assume the individual’s role. To the extent determined to be appropriate, the Committee also considers general economic conditions, the Company’s financial performance and each individual’s performance.

The percentage increase in the base salary of each of our named executive officers in Fiscal Year 2013 as compared to his respective salary for Fiscal Year 2012 is as follows:

Executive	Base Salary Fiscal Year 2012 (in thousands)	Base Salary Fiscal Year 2013 (in thousands)	% Base Salary Increase from Fiscal Year 2012 to Fiscal Year 2013
Josef H. von Rickenbach	$825	$850	3.0%
James F. Winschel, Jr.	$415	$430	3.6%
Mark A. Goldberg, M.D.	$525	$550	4.8%
Joseph C. Avellone, M.D.	$420	$435	3.6%
Douglas A. Batt	$350	$380	8.6%

Cash Bonuses under Management Incentive Plan.    Our named executive officers are eligible to receive cash bonuses under our Management Incentive Plan, or MIP, but only upon achievement of specific goals and targets. The MIP is intended to focus our executives and other employee participants on the accomplishment of organizational goals and specific individual performance objectives identified as critical to our success. Potential amounts payable under the MIP are calculated as a percentage of the applicable executive’s base salary paid during the fiscal year. The Committee establishes each executive’s percentage during the first quarter of each fiscal year based on the executive’s roles and responsibilities, the market information provided by the Consultant, the executive’s target percentage in prior years, the executive’s total compensation and the executive’s performance. At the same time, the Committee sets the corporate, business unit and personal performance goals for each executive.

Corporate performance goals for each fiscal year are set by the Board as a whole. Based on these performance goals and discussions with our Chief Executive Officer, the Committee sets financial and operational targets under the MIP for the executive officers individually. For those executives who are part of a business unit, business unit performance objectives consistent with corporate performance goals are set; for executives who are not part of a business unit, functional unit goals consistent with corporate performance goals are set. Finally, personal goals are proposed by each executive officer, reviewed by the Chief Executive Officer, and approved by the Committee. Personal goals can constitute no more than 20% of the opportunity for any individual under the MIP. As an executive officer, the Chief Executive Officer’s goals are set in a similar fashion. Factors such as the effect of a goal on near-term and long-term company value (as measured by stock price), difficulty in attainment of a goal and ability of the executive officer, given his position in the organization, to impact that specific goal are all taken into account in this process.

Following the end of the fiscal year, the Committee, with the assistance of the Chief Executive Officer for all executive officers other than him, reviews actual results and performances against the goals for such fiscal year and determines the amounts, if any, of the bonuses to be paid to the executive officers under the MIP. The amounts actually paid are determined based on the extent to which goals for that year are achieved. The Committee may decrease a calculated payment under the MIP in certain circumstances. For example, an executive could receive a lower payment under the MIP when individual or business unit goals are achieved (or even overachieved) but the corporate goals are not achieved.

While payments under the MIP are calculated and paid according to the MIP, the Committee reserves the right to pay additional amounts outside of the MIP in order to recognize extraordinary circumstances or performance of the executive or the Company. The Committee also reserves the right to reduce awards for individuals, or for the executive team as a whole, if, in its judgment, the achievement of goals was due to unusual business or environmental factors rather than actual executive performance. No discretionary bonuses were paid to the Company’s executive officers for Fiscal Year 2013, other than a bonus of $5,100 to Mr. Batt in recognition for performance related to acquisitions that closed during Fiscal Year 2013, and a bonus of $100 to Dr. Avellone as consideration of his execution of a new key employee agreement.

The Committee approved targets under the MIP for Fiscal Year 2013 in September 2012. Under the MIP for Fiscal Year 2013, the executive officers’ incentives consisted of corporate, business unit and personal goals. The corporate goals set by the Board included specific adjusted EPS and backlog objectives, and the business unit objectives were based on achieving predetermined business unit BOM and customer satisfaction objectives. As noted above, many factors determine performance goals, and setting targets is both subjective and objective. In addition, the Committee believes that there is value in establishing goals that represent a performance “stretch.” For Fiscal Year 2013, Company goals were set to have a roughly 80% chance of attainment based on budgets, market conditions and historical factors. For executives to be awarded any payment under the adjusted EPS or BOM elements of the Fiscal Year 2013 MIP, at least 90% of the targeted value had to be attained. For executives to be awarded any payment under the backlog elements of the Fiscal Year 2013 MIP, 100% or more of the targeted value had to be attained. Over-achievement of adjusted EPS and BOM goals enables an individual to earn more than 100% of the targeted MIP for these components. Each percentage point of overachievement related to adjusted EPS and BOM results in an additional 2% of target bonus related to that metric being earned (up to a maximum of 150% of target for that metric). Overachievement of backlog or personal goals does not result in an additional payout. However, to the extent any such over-achievement payment would cause the Company to miss its operating income targets, that payment is reduced. Each percentage point of underachievement related to personal goals results in a 1% reduction of target bonus related to this metric.

Customer satisfaction is based upon the results of surveys taken during the fiscal year with our clients, using a 10-point rating system to measure overall customer satisfaction. For an executive to be awarded any payment under the customer satisfaction element of the Fiscal Year 2013 MIP, the average of all customer survey scores for overall customer satisfaction must be no lower than 0.4 points below the target set for Fiscal Year 2013. Each 0.1 point for overall customer satisfaction above the target will result in an additional 6.25% of target bonus related to that metric being earned (up to a maximum of 125% of target for that metric). Each 0.1 point for overall customer satisfaction below target results in a 12.5% reduction in target bonus related to this metric to a threshold payout of 50%.

For Fiscal Year 2013, the MIP goals focused primarily on growing EPS and growing backlog. The specific goal regarding adjusted EPS for Fiscal Year 2013 was for the Company to realize an adjusted diluted EPS of $1.39/share, a 26.4% increase over adjusted diluted EPS for Fiscal Year 2012. Adjusted diluted EPS for Fiscal Year 2013 was EPS calculated in accordance with generally accepted accounting principles in the Unites States, or GAAP, excluding $2.2 million in legal charges related to disputes, $1.8 million in acquisition and integration charges related to LIQUENT, Inc. and the HERON Group, a decrease in facility related charges of $1.2 million related to restructuring plans, a $0.4 million gain on a facility sale previously impaired offset by $0.1 million in accelerated amortization of deferred financing fees related to a credit facility modification, and associated income taxes of approximately $2.0 million. Adjusted diluted EPS for Fiscal Year 2012 was EPS calculated in accordance with GAAP, excluding $6.2 million in restructuring related charges, a loan impairment charge of $1.2 million related to the divestiture of a business, legal charges of $0.6 million related to the exit of an office facility, an impairment charge of $0.3 million related to an investment, and associated income taxes of approximately $5.3 million. The goal regarding backlog for Fiscal Year 2013 was for the Company to realize a corporate backlog of $4.7 billion as of June 30, 2013, a 7.0% increase over corporate backlog as it existed on June 30, 2012. With regard to the goals set by the Board for BOM and customer satisfaction objectives, in each case the Committee set an incentive objective with an expected probability of achievement of 80% based on historical performance and established budgets. With regard to the personal goals of the executives, the Committee set incentive targets with an expected probability of achievement of 80% based on historical performance and established budgets. For the Company as a whole, using actual adjusted numbers, 144.0% of the adjusted EPS target was achieved. The Committee determined that a 93.0% payout for the backlog component of the MIP was appropriate to reward management for the achievement of the backlog target, which was adjusted for foreign currency exchange rates over the fiscal year in order to provide a consistent set of criteria for evaluating the change in backlog for the period.

The personal goals for the named executive officers for Fiscal Year 2013 were as follows:

•

Mr. von Rickenbach’s personal goals for Fiscal Year 2013 consisted of qualitative goals relating to improvement of financial metrics, strategic partnerships, new business development, strategic cost control implementation, development of specified management teams, and financial strategy.

•

Mr. Winschel’s personal goals for Fiscal Year 2013 consisted of qualitative goals relating to financial management leadership, development and implementation of corporate systems, strategic partnerships, improvement of specific financial metrics, and financial strategy.

•

Dr. Goldberg’s personal goals for Fiscal Year 2013 consisted of qualitative goals relating to resourcing and operational efficiencies, new business, strategic partnerships, global strategy, and development of a specified management team.

•

Dr. Avellone’s personal goals for Fiscal Year 2013 consisted of quantitative goals of meeting specific targets on financial and new business metrics, and qualitative goals relating to strategic partnerships and development of a specified management team.

•

Mr. Batt’s personal goals for Fiscal Year 2013 consisted of qualitative goals relating to strategic partnerships, new business processes, strategic cost control implementation, and operational efficiency.

The following incentive bonus targets under our MIP were established for the named executive officers by the Committee for Fiscal Year 2013:

Executive	Metrics	Target Percent of Base(1)	Maximum Percent of Target(2)	Maximum Percent of Base(3)	Bonus Target	Actual Bonus Paid
Josef H. von Rickenbach	Backlog EPS Personal	100%	120.0%	120.0%	$841,667	$966,128
James F. Winschel, Jr.	Backlog EPS Personal	55%	127.5%	70.1%	$233,750	$284,320
Mark A. Goldberg, M.D.	Backlog EPS Personal Customer Satisfaction	65%	118.8%	77.2%	$352,084	$386,064
Joseph C. Avellone, M.D.	Backlog EPS Personal BOM Customer Satisfaction	45%	125.0%	56.3%	$193,510	$180,715
Douglas A. Batt	Backlog EPS Personal	45%	122.5%	55.1%	$166,508	$195,339

(1)	Target incentive bonus of the executive expressed as a percentage of the executive’s base salary, assuming that MIP targets are met but not exceeded.

(2)	Maximum percentage by which an executive’s actual incentive bonus may exceed the executive’s target incentive bonus, assuming that MIP targets are exceeded.

(3)	The product of the preceding columns, which is equal to the maximum amount of incentive bonus an executive may receive under the MIP, expressed as a percentage of the executive’s base salary.

The target and maximum achievement for corporate objective goals for Fiscal Year 2013 are set forth below.

Metric	Target Goal	Maximum Achievement Level	Actual Achievement Level (Percent of Target Goal)	Payout Related to Each Metric as a % of Target Payout
Backlog	$4.7 billion	$4.7 billion	$4.7 billion(1)	93.0%(2)
(100.1)%
Adjusted EPS	$1.39	$1.74	$1.69(3) (122.0%)	144.0%
BOM	BOM targets are set to a level where the expected probability of achievement is 80% based on historical performance and established budgets.
Customer Satisfaction	Customer satisfaction targets are set to a level where the expected probability of achievement is 80% based on historical data.

(1)	Based upon foreign currency exchange rates in effect on July 1, 2012.

(2)	The Committee determined a 93.0% payout for this metric was appropriate based upon the backlog achievement when adjusted for foreign currency exchange rates.

(3)	Adjusted earnings per share for Fiscal Year 2013 is EPS calculated in accordance with GAAP, excluding $2.2 million in legal charges related to disputes, $1.8 million in acquisition and integration charges related to LIQUENT, Inc. and the HERON Group, a decrease in facility related charges of $1.2 million related to restructuring plans, $0.4 million gain on facility sale previously impaired offset by $0.1 million in accelerated amortization of deferred financing fees related to a credit facility modification, and associated income taxes of approximately $2.0 million.

Equity Awards.    Our equity awards program is the primary vehicle for offering long-term incentives to our named executive officers, including named executive officers. We believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executive officers and our shareholders. Equity grants are intended as both a reward for contributing to our long-term success and an incentive for future performance. The vesting feature of our equity grants is intended to further our goal of executive retention by providing an incentive to our named executive officers to remain in our employ during the vesting period. In determining the size of an equity grant to one of our executives, the Committee considers a number of factors, including, but not limited to, comparable equity awards of executives in our Peer Group, our company-level financial performance, the applicable executive’s previous awards and the recommendations of management and the consultants to the Committee. In addition the Committee takes into consideration the total amount of the grants to ensure the amounts are within the ranges for our Peer Group.

Equity awards have typically taken the form of stock options and restricted stock or restricted stock unit awards. However, under the terms of our stock incentive plans, we may grant equity awards other than stock options, restricted stock and restricted stock unit awards, such as stock appreciation rights. Equity-based compensation is converted to a dollar basis using accepted methods such as the Black-Scholes option pricing model and to be consistent with reporting under Financial Accounting Standards Board, or FASB, Accounting Standards Classification, or ASC, Topic 718, Compensation-Stock Compensation.

The Committee approves all equity awards. The Committee reviews all components of the executive’s compensation when determining annual equity awards to ensure that an executive’s total compensation conforms to our overall philosophy and objectives. In addition, the Committee considers competitive data provided by the Consultant; individual performance during the relevant fiscal year; retention levels evidenced by existing equity ownership; previous grants of stock options, restricted stock and restricted stock units; vesting schedules of outstanding stock options, restricted stock and restricted stock units; and past financial performance and future expectations.

The Committee typically makes stock option and/or restricted stock or restricted stock unit award grants to new executives, and annual grants to incumbent executives. However, the Committee has the discretion to make grants more frequently. In general, our option awards vest 25% per year over four years, and restricted stock and restricted stock unit awards vest 100% on the third anniversary of the grant date. In September 2012, we made the following grants of restricted stock/restricted stock units and stock options to our named executive officers:

Executive	Number of Shares of Restricted Stock or Units (#)	Number of Securities Underlying Options (#)
Josef H. von Rickenbach	57,100	108,800
James F. Winschel, Jr.	10,600	20,200
Mark A. Goldberg, M.D.	16,300	31,100
Joseph C. Avellone, M.D.	8,200	15,500
Douglas A. Batt	7,800	14,800

The Committee reviews and approves all equity incentive grants at regularly scheduled Committee meetings. Historically, the Committee has set the exercise price of the stock options equal to the closing price of our common stock on the Nasdaq Global Select Market on the most recent trading day prior to the grant date. We have no practice or policy under which stock options or restricted stock or restricted stock units would be granted in anticipation of future company events.

As stated above, the Committee granted annual equity awards to the Company’s named executive officers in September 2012. In determining the amount and terms of such equity awards, the Committee considered the following factors, each of which is discussed below:

•	our financial performance relative to that of the companies in our Peer Group;

•	our business strategy and organizational objectives;

•	our total reward strategy and compensation philosophy;

•	competitive data provided by the Consultant;

•	the accounting charge associated with each equity award; and

•	each named executive officer’s general performance during the relevant fiscal year.

With regard to our financial performance relative to that of the companies in our Peer Group, the Committee reviewed one-year and three-year revenue growth, return on equity and pre-tax income margin of the companies in our Peer Group over the relevant time period and noted that the Company’s financial performance was approximately equal to the median. As a result of this analysis, the Committee decided that the amount and terms of equity awards to our named executive officers should generally track the median of the amounts and terms of equity awards granted to named executive officers at the companies in our Peer Group.

Using data provided by the Consultant, the Committee considered, with respect to each of our named executive officers, the market-competitive range for equity grants for executive officers of comparable positions based on reviewing the 25th, 50th and 75th percentile of the companies in our Peer Group, using the 50th percentile as its reference point. The dollar value of awards was then determined in light of the analysis described in the following paragraph. The Committee calculated the number of shares to grant to our named executive officers by dividing the determined dollar amounts by the closing price of our common stock on the previous day for restricted stock, and the estimated Black-Scholes value for stock options. The Committee elected to use our current stock price in the calculation because it determined that such metric best reflected the value of the Company’s common stock at the time of the decision.

The Committee considered the general performance (taking into account past performance and expected future contributions) of each of our named executive officers over the course of the year, as well as retention requirements, and then made a subjective determination as to the size of the equity award versus the market competitive range. This evaluation was not against a pre-determined set of criteria, but was a general subjective assessment of overall individual performance during the relevant time period. Following those calculations, the Committee then reviewed the accounting charge that would be associated with each preliminary grant to each of our named executive officers to determine if such charge would have a disproportionately negative effect on our financial statements. As a result of these considerations, the Committee granted the equity awards in the amounts calculated as described in the preceding paragraph.

The Committee used the same methodology with respect to grants of restricted stock and restricted stock units, and other grants of stock options, including the grants made after Fiscal Year 2013 discussed below. In September 2013, the Committee approved a change to our long-term incentive program with respect to grants of time-based restricted stock by adding a performance vesting criteria, which requires the Company to have a positive adjusted net income for the fiscal year ending June 30, 2014, or Fiscal Year 2014, in order for any of the shares of restricted stock to vest in September 2016.

The decision to add a performance based vesting criteria to restricted stock awards was based on the consideration that such a requirement would align management with shareholder interests and directly link incentive awards to shareholder value creation, as well as qualify the awards under Section 162(m) of the Internal Revenue Code of 1986, as amended, or Section 162(m), which is in the interest of shareholders (see discussion below under “Tax and Accounting Considerations”).

The following grants of restricted stock and stock options were awarded on September 11, 2013, after the end of Fiscal Year 2013, in accordance with the granting practice discussed above:

Executive	Number of Shares of Restricted Stock(#)	Number of Securities Underlying Options (#)
Josef H. von Rickenbach	35,900	73,500
James F. Winschel, Jr.	-0-	-0-
Mark A. Goldberg, M.D.	10,500	21,500
Joseph C. Avellone, M.D.	-0-	-0-
Douglas A. Batt	4,800	9,900

Mr. Winschel and Dr. Avellone were not awarded any equity awards as a result of their changed positions with the Company which became effective in Fiscal Year 2014.

Benefits and Other Compensation.    We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance, and a 401(k) plan. During Fiscal Year 2013, we generally matched 100% of the employee contributions to our 401(k) plan, up to a maximum of 3% of the participating employee’s annual salary and not to exceed $3,000, and subject to certain additional statutory age-based dollar limitations. Named executive officers are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. Each of our named executive officers located in the United States contributed to our 401(k) plan and their contributions were matched by the Company.

We also maintain a non-qualified deferred compensation plan, which is generally intended to provide comparable benefits above the applicable limits of our 401(k) qualified plan. Participating executives may defer up to 100% of their annual compensation. The amounts deferred are fully vested and can be invested in a number of index, tax exempt and growth fund investment vehicles. We do not make any contributions, matching or otherwise, to the non-qualified deferred compensation plan. Amounts deferred are payable in 15 annual installments once the participant has reached the age of 65, although an executive may request that payments of deferred amounts be made in a fewer number of payments. Amounts deferred are also payable on the first day of the month following termination of the participant’s employment with us for any reason prior to the age of 65 or due to total and permanent disability.

We occasionally pay relocation expenses for newly hired executive officers whom we require to relocate as a condition of their employment by us. We believe that this is a typical benefit offered by comparable companies to executives who are asked to relocate and that we would be at a competitive disadvantage in trying to attract executives if we did not offer relocation assistance.

In Fiscal Year 2013, Mr. von Rickenbach recognized $28,993 in income in connection with the use of a company car. In addition, Mr. von Rickenbach received tax gross-up payments for income taxes on his use of a company car in the amount of $20,781.

Our employee stock purchase program is generally available to all employees who work more than 20 hours per week, including our named executive officers so long as they own less than 5% of our outstanding shares of common stock. Our employee stock purchase plan allows participants to purchase shares of our common stock at a 5% discount from the fair market value of the common stock at the end of the applicable purchase period. Messrs. von Rickenbach and Winschel participated in the employee stock purchase program during Fiscal Year 2013.

Severance and Change of Control Agreements.    We have entered into an employment agreement with Mr. von Rickenbach, and Executive Change of Control/Severance Agreements with Dr. Goldberg and Mr. Batt. These agreements are described below under the caption “Employment and Change of Control Agreements.”

Pursuant to the employment agreement we have entered into with Mr. von Rickenbach, and the Executive Change of Control/Severance Agreements with Dr. Goldberg and Mr. Batt, such executives are entitled to specified benefits in the event of the termination of their employment under specified circumstances. In negotiating and establishing the terms of these agreements with our named executive officers, the Committee sought to bring the executives’ employment terms in line with the severance terms of executives in our Peer Group. We believe that providing these benefits helps us to compete for and retain executive talent. After reviewing the practices of companies represented in our Peer Group, we believe that our change of control benefits are generally in line with packages offered to executives by these companies.

Our change of control benefits are structured as “double trigger” benefits. In other words, the change of control itself does not trigger benefits; rather, benefits are paid only if the employment of the executive is terminated either by the Company without cause or by the executive for good reason during a specified period after the change of control. We believe a “double trigger” benefit maximizes shareholder value because it prevents an unintended windfall to executives in the event of a friendly change of control, while still providing executives with appropriate incentives to support any change of control that is in the best interests of the shareholders and as a result of which they believe they may lose their jobs.

We have provided more detailed information about these benefits, along with estimates of their value in various circumstances, under the captions “Employment and Change of Control Agreements” and “Potential Payments Upon Termination or Change of Control” below.

Compensation Policies and Practices as They Relate to Risk Management

We have reviewed our compensation policies and practices for all employees and concluded that any risks arising from our policies and programs are not reasonably likely to have a material adverse effect on the Company.

Tax and Accounting Considerations

Compliance with Internal Revenue Code Section 162(m).    Section 162(m) generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to our chief executive officer and the three other most highly compensated executive officers (but not including our chief financial officer). Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if specified requirements are met. There can be no assurance that compensation attributable to our incentive arrangements will be treated as qualified performance-based compensation under Section 162(m). In addition, the Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Committee believes such payments are appropriate and in the best interests of our company and our shareholders.

Stock Ownership Guidelines.

We do not have stock ownership guidelines for our executive officers.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis of this Proxy Statement required by Item 402(b) of Regulation S-K with our management. Based on its review and discussions with our management, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

By the Compensation Committee

of the Board of Directors

Richard L. Love (Chairman)

Patrick J. Fortune, PhD

Ellen M. Zane

EXECUTIVE COMPENSATION

The following table sets forth information regarding compensation earned by our Chief Executive Officer, our Chief Financial Officer and each of our three other most highly compensated executive officers during Fiscal Year 2013 with respect to our three most recently completed fiscal years. We refer to these executive officers as our named executive officers.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non- Equity Incentive Plan Compensation ($)	All Other Compen- sation ($)(2)	Total ($)
Josef H. von Rickenbach	2013	841,667	—	1,752,970	1,637,440	966,128	73,480	5,271,684
Chairman & Chief	2012	808,333	—	1,436,010	1,507,898	709,368	60,679	4,522,288
Executive Officer	2011	733,333	—	1,499,058	1,496,880	—	51,462	3,780,733
James F. Winschel, Jr.	2013	425,000	—	325,420	304,010	284,320	9,055	1,347,805
Senior Vice President and	2012	410,000	—	300,516	315,098	188,412	8,260	1,222,286
Chief Financial Officer	2011	388,333	—	307,329	306,720	—	8,685	1,011,067
Mark A. Goldberg, M.D.	2013	541,667	—	500,410	468,055	386,064	15,332	1,911,528
Chief Operating Officer	2012	516,667	—	412,734	433,384	316,212	11,032	1,690,029
	2011	483,333	—	404,613	402,840	—	11,458	1,302,244
Joseph C. Avellone, M.D.	2013	430,023	100	251,740	233,275	180,715	8,783	1,104,636
Senior Vice President,	2012	415,004	—	222,534	233,590	133,301	8,673	1,013,102
Clinical Research Services	2011	386,684	—	221,100	219,240	—	8,807	835,831
Douglas A. Batt	2013	370,018	5,100	239,460	222,740	195,339	6,400	1,039,058
Senior Vice President,	2012	346,666	—	213,024	224,644	118,368	9,231	911,934
General Counsel and Secretary	2011	329,002	—	238,788	239,760	—	5,978	813,528

(1)	These amounts represent the aggregate grant date fair value of restricted stock and stock option awards for Fiscal Year 2013, Fiscal Year 2012 and the fiscal year ended June 30, 2011, or Fiscal Year 2011, respectively, in accordance with FASB ASC Topic 718, Compensation-Stock Compensation. The amounts calculated in accordance with FASB ASC Topic 718 may not reflect actual amounts realized by the named executive officer for these awards during Fiscal Years 2013, 2012 or 2011. Refer to Note 12, “Stock and Employee Benefit Plans”, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for Fiscal Year 2013 filed with the SEC on August 22, 2013 for the relevant assumptions used to determine the valuation of our option awards. We recognize the value as of the grant date for stock options and restricted stock for financial reporting purposes over the number of days of service required for the grant to become vested.

(2)	“All Other Compensation” for each of our named executive officers for Fiscal Year 2013 includes the following:

	Mr. von Rickenbach	Mr. Winschel	Dr. Goldberg	Dr. Avellone	Mr. Batt
Tax gross up for use of company car	$21,136	—	—	—	—
Use of company car	$29,489	—	—	—	—
Company match on 401(k)	$ 3,000	$3,000	$3,000	$3,000	$3,000
Premiums paid by us for life insurance plans	$19,855	$6,055	$8,331	$5,783	$3,400
Professional development fees	—	—	$4,001	—	—

The table below shows each grant of an award made to a named executive officer under any plan during Fiscal Year 2013.

Grants of Plan-Based Awards For Fiscal Year 2013

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards*(1)			All other Stock Awards: Number of Shares of Stock or Units (#)*	All Other Option Awards: Number of Securities Underlying Options (#)*	Exercise or Base Price of Option Awards ($/Sh)	Closing Market Price on Grant Date (2)	Grant Date Fair Value of Stock and Option Awards(3)
Name		Threshold ($)	Target ($)	Maximum ($)
Josef H. von Rickenbach	9/19/12	403,596	841,575	1,009,890
	9/19/12				57,100			$30.70	$1,752,970
	9/19/12					108,800	$30.64	$30.70	$1,637,440
James F. Winschel, Jr.	9/19/12	84,139	233,720	297,993
	9/19/12				10,600			$30.70	$ 325,420
	9/19/12					20,200	$30.64	$30.70	$ 304,010
Mark A. Goldberg, M.D.	9/19/12	167,211	352,024	418,028
	9/19/12				16,300			$30.70	$ 500,410
	9/19/12					31,100	$30.64	$30.70	$ 468,055
Joseph C. Avellone, M.D.	9/19/12	73,524	193,486	241,857
	9/19/12				8,200			$30.70	$ 251,740
	9/19/12					15,500	$30.64	$30.70	$ 233,275
Douglas A. Batt	9/19/12	73,242	166,459	203,912
	9/19/12				7,800			$30.70	$ 239,460
	9/19/12					14,800	$30.64	$30.70	$ 222,740

*	Equity awards were granted pursuant to our 2005 Stock Incentive Plan or 2007 Stock Incentive Plan. Non-Equity awards were granted pursuant to our 2013 MIP.

(1)	These columns reflect threshold, target and maximum payout levels under our 2013 MIP. The actual amount earned by each of the individuals listed above is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

(2)	This column represents the closing price of the Company’s common stock on the NASDAQ Global Select Market on the date of grant. However, pursuant to our equity compensation grant procedures, the stock option awards were granted with an exercise price equal to the closing stock price of the Company’s common stock on NASDAQ on the last trading day prior to the date of grant.

(3)	The grant date fair value is the value of the awards as determined in accordance with FASB ASC Topic 718. We recognize the value as of the grant date for stock options and restricted stock for financial reporting purposes over the number of days of service required for the grant to become vested.

The following table sets forth information concerning restricted stock and restricted stock units that had not vested and stock options that had not been exercised and equity plan awards for each of the named executive officers as of June 30, 2013.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Un- exercised Options (#) Un- exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)(1)
Josef H. von Rickenbach	116,000	—	30.18	9/11/16	67,800(2)	3,116,766
	—	38,850(3)	12.55	9/9/17	75,500(4)	3,470,735
	69,300	69,300(5)	21.97	9/15/18	57,100(6)	2,624,887
	37,925	113,775(7)	20.26	9/21/19	—	—
	—	108,800(8)	30.64	9/19/20	—	—
James F. Winschel, Jr.	20,832	—	30.18	9/11/16	13,900(2)	638,983
	—	10,025(3)	12.55	9/9/17	15,800(4)	726,326
	14,200	14,200(5)	21.97	9/15/18	10,600(6)	487,282
	7,925	23,775(7)	20.26	9/21/19	—	—
	—	20,200(8)	30.64	9/19/20	—	—
Mark A. Goldberg, M.D.	50,000	—	30.18	9/11/16	18,300(2)	841,251
	—	14,450(3)	12.55	9/9/17	21,700(4)	997,549
	—	18,650(5)	21.97	9/15/18	16,300(6)	749,311
	10,900	32,700(7)	20.26	9/21/19	—	—
	—	31,100(8)	30.64	9/19/20	—	—
Joseph C. Avellone, M.D.	6,250	—	9.12	3/20/17	10,000(2)	459,700
	6,250	6,250(9)	13.00	12/9/17	11,700(4)	537,849
	5,075	10,150(5)	21.97	9/15/18	8,200(6)	376,954
	5,875	17,625(7)	20.26	9/21/19	—	—
	—	15,500(8)	30.64	9/19/20	—	—
Douglas A. Batt	20,100	6,700(3)	12.55	9/9/17	10,800(2)	496,476
	11,100	11,100(5)	21.97	9/15/18	11,200(4)	514,864
	5,650	16,950(7)	20.26	9/21/19	7,800(6)	358,566
	—	14,800(8)	30.64	9/19/20	—	—

(1)	Based on $45.97, the last sales price of our common stock on the NASDAQ Global Select Market on June 28, 2013, the last trading day of Fiscal Year 2013.

(2)	Shares of restricted stock granted on September 15, 2010. These shares vested in full on September 15, 2013.

(3)	These stock options were granted on September 9, 2009 and vested in four equal annual installments starting on the first anniversary of the date of grant.

(4)	Shares of restricted stock granted on September 21, 2011. These shares will vest in full on September 21, 2014.

(5)	These stock options were granted on September 15, 2010 and vest in four equal annual installments starting on the first anniversary of the date of grant.

(6)	Shares of restricted stock granted September 19, 2012. These shares will vest in full on September 19, 2015.

(7)	These stock options were granted on September 21, 2011 and vest in four equal annual installments starting on the first anniversary of the date of grant.

(8)	These stock options were granted on September 19, 2012 and vest in four equal annual installments starting on the first anniversary of the date of grant.

(9)	These stock options were granted on December 9, 2009 and vest in four equal annual installments starting on the first anniversary of the date of grant.

The following table sets forth information concerning the exercise of stock options and the vesting of awards of restricted stock during Fiscal Year 2013 for each of the named executive officers.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on vesting (#)	Value Realized on vesting ($)(2)
Josef H. von Rickenbach	136,550	2,381,933	86,700	2,597,532
James F. Winschel, Jr.	36,228	599,178	22,400	671,104
Mark A. Goldberg, M.D.	62,000	1,287,747	32,200	964,712
Joseph C. Avellone, M.D.	—	—	—	—
Douglas A. Batt	20,000	296,300	14,900	446,404

(1)	Value realized on exercise is the difference between the closing sales price of our common stock on the applicable exercise date and the exercise price of the options.

(2)	Value realized on vesting is the closing sales price of our common stock on the applicable vesting date.

The following table sets forth information concerning contributions from the named executive officers to our Nonqualified Deferred Compensation Plan for Fiscal Year 2013.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earning in Last FY ($)(2)	Aggregated Withdrawals/ Distributions ($)	Aggregate Balance at Last FY End ($)(3)
Josef H. von Rickenbach	450,000	—	424,991	—	2,215,643
James F. Winschel, Jr.	18,841	—	57,760	—	311,479
Mark A. Goldberg, M.D.	50,000	—	338	—	50,338
Joseph C. Avellone, M.D.	—	—	—	—	—
Douglas A. Batt	—	—	—	—	—

(1)	Amounts in this column are reported as compensation for Fiscal Year 2013 in the Summary Compensation Table on page 33.

(2)	Amounts in this column are not reported as compensation for Fiscal Year 2013 in the Summary Compensation Table on page 33.

(3)	Of the amounts reported in this column, the following amounts have been reported in the Summary Compensation Tables of our proxy statements for previous fiscal years: Mr. von Rickenbach — $1,264,680; Mr. Winschel — $161,932; Dr. Goldberg — $0; Dr. Avellone — $0; and Mr. Batt — $0.

Our Nonqualified Deferred Compensation Plan is a non-qualified deferred compensation plan which is generally intended to provide comparable benefits above the applicable limits of our 401(k) qualified plan. A participating executive may defer up to 100% of his annual compensation. The amounts deferred are fully vested and are invested in conservative investment vehicles. We do not make any contributions, matching or otherwise. Amounts deferred are payable in 15 annual installments once the participant has reached the age of 65, although a participant may request fewer payments. Amounts deferred are also payable on the first day of the month following termination of the participating executive’s employment with us prior to the age of 65 for any reason or due to total and permanent disability.

Employment and Change of Control Agreements

We have entered into agreements with each of our named executive officers other than Dr. Avellone, the terms of which are summarized below. In addition, each of our named executive officers is bound by the terms of a Key Employee Agreement, pursuant to which confidential information proprietary to the Company obtained during the term of employment by the Company may not be disclosed by the employee during or subsequent to such term of employment, and pursuant to which the employee agrees not to compete with the business of the Company during, and for one year subsequent to, the term of employment.

Mr. von Rickenbach

We have entered into an amended and restated employment agreement, dated April 15, 2008, with Mr. von Rickenbach. This agreement expires on April 15, 2014 and will automatically renew for additional three year periods, unless either party opts not to renew at least 90 days prior to the end of any applicable three year period. Under the terms of the agreement, in the event we terminate the agreement by non-renewal, all unexpired stock options and awards of restricted stock held by Mr. von Rickenbach would vest and he would receive a lump sum payment for any salary, incentive payments and benefits, perquisites and services earned through the last day of the term of the agreement.

In addition, in the event of termination by us other than for “cause” (as defined in the agreement), or by Mr. von Rickenbach for “good reason” (as defined in the agreement), and not in connection with a “change of control” of the Company (as defined in the agreement), or for termination due to death or disability, Mr. von Rickenbach would be entitled to receive (i) a lump sum cash payment equal to the amount of base salary, bonus payments and benefits, perquisites and services that otherwise would have been payable to him for the three year period following termination, (ii) the vesting of all unexpired stock options and awards of restricted stock, and (iii) a lump sum cash payment for all other awards under any other long term incentive plan.

In the event of termination by us other than for cause, or by Mr. von Rickenbach for good reason, during the period beginning 12 months prior to, and ending 18 months following, a change of control, Mr. von Rickenbach would be entitled to receive (i) a lump sum cash payment equal to the amount of base salary, bonuses and benefits, perquisites and services that would have been payable if he had remained an employee of the Company through the date of the change of control, (ii) a lump sum cash payment equal to the amount of base salary, incentive payments and benefits, perquisites and services that otherwise would have been payable to him for the three year period following the change of control, (iii) outplacement services and (iv) the vesting of all unexpired stock options, awards of restricted stock and other long term incentive programs. The agreement further provides that benefits will be supplemented by an additional payment to “gross up” Mr. von Rickenbach for any excise tax under the “golden parachute” tax provisions of Section 280G of the Internal Revenue Code of 1986, as amended, or the Code, unless the value of all payments to be received under this agreement would be greater when subjected to a specified cap (in which case the benefit payments will be so capped).

Dr. Goldberg and Mr. Batt

We are party to Executive Change of Control/Severance Agreements with each of Dr. Goldberg and Mr. Batt. Under the terms of these agreements if the executive’s employment is terminated without “cause” (as defined in the agreement), he would be entitled to receive a lump sum cash payment equal to 12 months of his base salary plus the pro rata share of the bonus that would have been payable to him during the year in which termination occurs. Dr. Goldberg would also be entitled to accelerated vesting of stock options, shares of restricted stock and capital accumulation benefits in this situation. If we terminate the executive’s employment without cause during the period beginning nine months prior to, and ending 18 months following, a “change of control” of the Company (as defined in the agreement), or the executive terminates his employment “for good reason” (as defined in the agreement) during the 18 month period following a change of control, he would be entitled to receive (i) a lump sum cash payment equal to 12 months of his monthly salary plus the target bonus that would have been payable to him during the 12-month period following termination, (ii) accelerated vesting of stock options, shares of restricted stock, other outstanding awards issued under the Company’s stock incentive plans, and capital accumulation benefits and (iii) continued insurance benefit coverage substantially similar to the coverage he had been receiving prior to any such termination. The agreement further provides that the benefits will be supplemented by an additional payment to “gross up” the executive for any excise tax under the “golden parachute” tax provisions of the Code.

On August 12, 2012, we entered into a letter agreement with Mr. Winschel in connection with his transition into a new position as Executive Vice President upon our appointment of a new Chief Financial Officer. Mr. Winschel transitioned to his new position effective September 1, 2013. Pursuant to the terms of this agreement, his Executive Change of Control/Severance Agreement with the Company was terminated, his salary remained unchanged, he will continue to be eligible to participate under our Management Incentive Plan at the same bonus potential and he continues to be eligible to receive equity awards under our equity plans at the discretion of the Chief Executive Officer and subject to Committee approval. Mr. Winschel will retire effective June 30, 2014 and become a consultant to the Company. Stock options and restricted stock awards held by Mr. Winschel will continue to vest during his consultancy period.

On September 30, 2013, we entered into a letter agreement with Dr. Avellone, pursuant to which, effective October 1, 2013, Dr. Avellone’s title changed to Executive Vice President, he works approximately eight hours per week, and his new responsibilities focus on business development strategy and client-focused activities. His annual salary is $110,000 and he is eligible to participate in the Company’s MIP.

Potential Payments Upon Termination or Change of Control

The tables below show the estimated incremental value transfer to each named executive officer under various scenarios relating to a termination of employment. The tables below assume that such termination occurred on June 30, 2013 and are calculated using a stock price of $45.97, the closing price of our common stock as reported on the NASDAQ Global Select Market on June 28, 2013, the last day of trading of Fiscal Year 2013. The actual amounts that would be paid to any named executive officer can only be determined at the time of an actual termination of employment and would vary from those listed below. The estimated amounts listed below are in addition to any retirement, welfare and other benefits that are generally available to our employees.

Name	Benefit(1)	Death / Disability		Termination Without Cause or for Good Reason			Termination Without Cause or for Good Reason in Connection with a Change of Control
Josef H. von Rickenbach(2)	Salary Payments	$5,100,000	(3)		$5,100,000	(3)		$5,100,000	(4)
	Continued Benefits, Perquisites and Services	$242,328	(5)		$242,328	(5)		$242,328	(6)
	Outplacement Services	N/A			N/A			$35,000	(7)
	Market Value of Stock Option Vesting(8)	$7,554,626	(9)		$7,554,626	(9)		$7,554,626	(9)
	Market Value of Restricted Stock Vesting(8)	$9,212,388	(10)		$9,212,388	(10)		$9,212,388	(10)
	Tax Gross Up	N/A			N/A			$0	(15)
	Total	$22,109,342			$22,109,342			$22,144,342
James F. Winschel, Jr.	Salary Payments	N/A			$714,320	(11)		$666,500	(12)
	Insurance Coverage	N/A			N/A			$22,380	(13)
	Market Value of Stock Option/Restricted Stock Vesting(8)	$4,060,603	(14)		N/A			$4,060,603	(14)
	Value of Capital Accumulation Vesting	N/A			N/A			N/A
	Tax Gross Up	N/A			N/A			$0	(15)
	Total	$4,060,603			$714,320			$4,749,483
Mark A. Goldberg, M.D.	Salary Payments	N/A			$936,064	(11)		$907,500	(12)
	Insurance Coverage	N/A			N/A			$25,884	(13)
	Market Value of Stock Option/Restricted Stock Vesting(8)	$5,676,827	(14)		$5,676,827	(14)		$5,676,827	(14)
	Value of Capital Accumulation Vesting	N/A			N/A			N/A
	Tax Gross Up	N/A			N/A			$0	(15)
	Total	$5,676,827			$6,612,891			$6,610,211
Joseph C. Avellone, M.D.	Salary Payments	N/A		$	N/A		$	N/A
	Insurance Coverage	N/A			N/A		$	N/A
	Market Value of Stock Option/Restricted Stock Vesting(8)	$2,514,919	(14)	$	N/A		$	N/A
	Value of Capital Accumulation Vesting	N/A			N/A			N/A
	Tax Gross Up	N/A			N/A		$	N/A
	Total	$2,514,919			$0			$0
Douglas A. Batt	Salary Payments	N/A			$575,339	(11)		$551,000	(12)
	Insurance Coverage	N/A			N/A			$19,710	(13)
	Market Value of Stock Option/Restricted Stock Vesting(8)	$2,520,489	(14)	$	N/A			$2,520,489	(14)
	Value of Capital Accumulation Vesting	N/A			N/A			N/A
	Tax Gross Up	$0			$0			$0	(15)
	Total	$2,520,489			$575,339			3,091,198

(1)	These values are based on the executive’s base salary as of June 30, 2013, the type of insurance coverage and premiums in effect as of June 30, 2013 and the benefits, perquisites and services provided as of June 30, 2013.

(2)	In the event Mr. von Rickenbach is terminated due to non-renewal of his employment agreement, all unexpired stock options and awards of restricted stock held by Mr. von Rickenbach would vest and all other awards under any other long term incentive plan, whether vested or not, would be paid out in a lump sum. Based on the last sale price of our common stock on June 30, 2013, or $45.97, and assuming Mr. von Rickenbach holds, as of termination, the same awards he held as of June 28, 2013, the value of the accelerated vesting would be $16,767,014.

(3)	Represents a lump sum cash payment equal to the amount of Mr. von Rickenbach’s base salary and bonus that he would have been entitled to receive if he had remained employed for the three-year period following termination of employment.

(4)	Represents a lump sum cash payment equal to the amount of Mr. von Rickenbach’s base salary and bonus that he would have been entitled to receive if he had remained employed through the change of control and for the three-year period following the change of control.

(5)	Represents aggregate amounts payable over three years for continuation of insurance coverage, perquisites and services, including car allowance.

(6)	Represents the amount of benefits, perquisites and services, including car allowance that would have been payable to Mr. von Rickenbach if he had remained employed through the change of control and for the three-year period following the change of control.

(7)	Represents the value of outplacement services.

(8)	Based on the last sale price of our common stock on June 28, 2013, or $45.97.

(9)	Represents immediate vesting of all unexpired stock options.

(10)	Represents vesting of shares of restricted stock that would otherwise vest on September 15, 2013, September 21, 2014 and September 19, 2015.

(11)	Represents a lump sum cash payment equal to 12 months of the executive’s base salary plus bonus based upon the bonus actually paid to him for Fiscal Year 2013.

(12)	Represents a lump sum cash payment equal to 12 months of the executive’s base salary plus target bonus for the year of termination.

(13)	Represents the amounts payable over 12 months for the continuation of insurance benefits.

(14)	Represents accelerated vesting of all stock options and restricted stock.

(15)	Represents the amount of the tax “gross up” payment for excise tax under the “golden parachute” tax provision of the Code.

DIRECTORS’ COMPENSATION

We use a combination of cash and equity-based compensation to attract and retain candidates to serve on our Board of Directors. We do not compensate directors who are also our employees for their service on our Board of Directors. As a result, Mr. von Rickenbach, our Chief Executive Officer, does not receive any compensation for his service on our Board of Directors. We periodically review our cash and equity-based compensation for non-employee directors. As part of that process, we review director compensation at comparable companies, availability of the skill and experience sets the Company requires, the risks implied by public company directorship and other relevant market data. In addition, director compensation is overseen by the Nominating and Corporate Governance Committee rather than the Compensation Committee, which focuses on employee compensation.

Meeting Fees

Members of the Board of Directors who are not our employees are paid:

•	$2,000 for each meeting of the Board attended in person;

•	$1,000 for each meeting of the Board attended by telephone conference call; and

•	$1,000 for each meeting of a committee of the Board attended by telephone conference call or in person.

Annual Retainer

In addition to meeting fees, we pay our non-employee directors the following cash retainers annually in arrears:

Director Retainers	$ 45,000
Committee Chair Retainers:
— Audit and Finance Committee	$ 15,000
— Compensation Committee	$ 12,500
— Human Resources Committee	$ 10,000
— Nominating and Corporate Governance Committee	$ 10,000
Presiding Director Retainer	$ 15,000

Equity Compensation

Non-employee directors are eligible to receive equity compensation such as options to purchase shares of our common stock, restricted stock and other equity compensation on a discretionary basis pursuant to our stock incentive plans.

Fiscal Year 2013 Director Compensation

The following table sets forth a summary of the compensation we paid to our non-employee directors for service on our Board in Fiscal Year 2013. During Fiscal Year 2013, we did not grant options to purchase shares of our common stock to any of our non-employee directors.

Name	Fees Earned or Paid in Cash ($)	Restricted Stock Awards ($)(1)	Total ($)
A. Dana Callow	109,000	161,020	270,020
Patrick J. Fortune, PhD.	100,000	161,020	261,020
Eduard E. Holdener, M.D.	63,000	161,020	224,020
Christopher J. Lindop	94,000	161,020	255,020
Richard L. Love	93,500	161,020	254,520
Ellen M. Zane	75,000	161,020	236,020

(1)	These amounts represent the aggregate grant date fair value of restricted stock awards for Fiscal Year 2013, in accordance with FASB ASC Topic 718. The amounts calculated in accordance with FASB ASC Topic 718 may not reflect actual amounts realized by the directors for these awards during Fiscal Year 2013. We recognize the value as of the grant date for restricted stock for financial reporting purposes over the number of days of service required for the grant to become vested.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During Fiscal Year 2013, our Compensation Committee consisted of Ms. Zane, Mr. Love and Dr. Fortune. No one who served on the Compensation Committee during Fiscal Year 2013 has ever been an officer or employee of PAREXEL or any of our subsidiaries.

None of our executive officers served as a director or a member of the Compensation Committee (or other Board committee performing equivalent functions) of another entity, while any executive officer of that entity served as one of our directors or a member of our Compensation Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the information known to us regarding beneficial ownership of our common stock as of September 30, 2013 (unless otherwise indicated) by the following persons:

•	each person who is known by us to own beneficially more than 5% of the outstanding shares of our common stock,

•	each of our current directors,

•	each of our named executive officers, and

•	all of our current directors and executive officers as a group.

Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of common stock, except to the extent such authority is shared with a spouse under applicable law.

Name of Beneficial Owner(1)	Shares Beneficially Owned(2)	Percentage of Shares Beneficially Owned(2)
Blackrock, Inc.(3)	4,803,192	7.84%
Wellington Management Company, LLP(4)	3,992,973	7.02%
The Vanguard Group, Inc.(5)	3,688,379	6.49%
A. Dana Callow, Jr.	43,990	0.1%
Patrick J. Fortune, PhD.	25,459	*
Eduard E. Holdener, M.D.	19,289	*
Christopher J. Lindop	40,488	0.1%
Richard L. Love	94,018	0.2%
Ellen M. Zane	40,260	0.1%
Josef H. von Rickenbach(6)	942,762	1.7%
Joseph C. Avellone, M.D.(7)	71,158	0.1%
Douglas A. Batt(8)	126,357	0.2%
Mark A. Goldberg, M.D.(9)	221,967	0.4%
James F. Winschel, Jr.(10)	277,336	0.5%
All executive officers and directors as a group (16 persons)(11)	2,119,794	3.7%

*	Less than 0.1% of the outstanding common stock.

(1)	Unless otherwise indicated, the address for each beneficial owner is c/o PAREXEL International Corporation, 195 West Street, Waltham, Massachusetts 02451.

(2)

The inclusion herein of any shares of common stock deemed beneficially owned does not constitute an admission of beneficial ownership of such shares. The number of shares deemed beneficially owned by each person is determined under the rules of the SEC. Under these rules, beneficial ownership includes any shares issuable pursuant to stock options held by the respective person or group that may be exercised within 60 days after September 30, 2013. In calculating the percentage of shares of common stock beneficially owned by each person or entity listed, the number of shares of common stock deemed outstanding includes: (i) 56,756,114 shares of common stock outstanding as of September 30, 2013; and (ii) shares issuable pursuant to stock options held by such person or entity that may be exercised within 60 days after September 30, 2013, as set forth below.

(3)	The mailing address for this entity is 400 Howard Street, San Francisco, California 94105. Shares are beneficially owned by subsidiaries of this entity and are stated as of June 30, 2013, based on a Schedule 13F filed with the SEC on August 13, 2013. This entity, through its subsidiaries, has sole voting authority with regard to all of these shares.

(4)	The mailing address for this entity is 280 Congress Street, Boston, Massachusetts 02210. Shares beneficially owned are stated as of June 30, 2013, based on a Schedule 13F filed with the SEC on August 14, 2013. This entity has sole voting power with regard to 603,644 of these shares, shared voting power with regard to 204,649 of these shares and no voting power with regard to 3,184,680 of these shares. This entity is a registered investment adviser.

(5)	The mailing address for this entity is PO Box 2600, Valley Forge, Pennsylvania 19482. Shares beneficially owned are stated as of June 30, 2013, based on a Schedule 13F filed with the SEC on August 13, 2013. This entity has sole voting authority with regard to 78,209 of these shares and no voting authority with regard to 3,610,170 of these shares.

(6)	Includes 361,850 shares of common stock issuable pursuant to stock options.

(7)	Includes 44,525 shares of common stock issuable pursuant to stock options.

(8)	Includes 65,900 shares of common stock issuable pursuant to stock options.

(9)	Includes 103,350 shares of common stock issuable pursuant to stock options.

(10)	Includes 73,057 shares of common stock issuable pursuant to stock options, and 14,700 shares of common stock held as custodian for Mr. Winschel’s children.

(11)	Includes 799,207 shares of common stock issuable pursuant to stock options.

There are no material legal proceedings to which any of our directors or named executive officers is a party adverse to us or any of our subsidiaries or in which any of our directors or named executive officers has a material interest adverse to us or any of our subsidiaries.

EXECUTIVE OFFICERS

Executive officers serve at the discretion of the Board on an annual basis and serve until the first meeting of directors following the next annual meeting of shareholders, or at such other meeting as the directors determine in accordance with the Company’s by-laws, and until their successors have been duly elected and qualified. The current executive officers of the Company are as follows:

Name	Age	Position(s)
Josef H. von Rickenbach	58	Chairman of the Board and Chief Executive Officer
Mark A. Goldberg, M.D.	53	President and Chief Operating Officer
Ingo Bank	45	Senior Vice President and Chief Financial Officer
Douglas A. Batt	53	Senior Vice President, General Counsel and Secretary
Anita Cooper, Ph.D.	54	Senior Vice President and General Manager, Clinical Research Services
Xavier Flinois	51	President, Perceptive Informatics
Gadi Saarony	45	Senior Vice President, Clinical Research Services
Ulf Schneider, Ph.D.	56	Senior Vice President and Chief Administrative Officer

Josef H. von Rickenbach (please see “Proposals-Proposal 1: Re-Election of Existing Class III Directors — Class III Nominees (Term Expires 2013)” beginning on page 6 of this Proxy Statement for the biography of Mr. von Rickenbach).

Mark A. Goldberg, M.D. has served as President since July 2012, and Chief Operating Officer of the Company since July 2008. From June 2005 to July 2008 he served as President, Clinical Research Services. From July 2000 to August 2008 he also served as President, Perceptive Informatics. From July 1999 to July 2000, Dr. Goldberg served as Senior Vice President in the Company’s Clinical Research Services business and was responsible for managing the Advanced Technology and Informatics Group operating unit, which included IT applications support for both internal operations and external clients. Dr. Goldberg joined PAREXEL in 1997 as Vice President and established the Company’s medical imaging group. Prior to joining PAREXEL, Dr. Goldberg served as President and Director of WorldCare, Inc., a tele-health spin-off from Massachusetts General Hospital, established in 1991. Dr. Goldberg received his undergraduate degree in Computer Science and Engineering from Massachusetts Institute of Technology, and received his M.D. degree from the University of Massachusetts Medical School.

Ingo Bank has served as Senior Vice President and Chief Financial Officer of the Company since September 2013, and served as Senior Vice President from July to September 2013. Prior to joining PAREXEL, Mr. Bank spent 18 years with Royal Philips Electronics, N.V. (“Philips”), where he held numerous senior global finance positions, most recently as Chief Financial Officer and Executive Vice President of Philips Healthcare. While at Philips, Mr. Bank led initiatives to build LCD technology in Japan and Hong Kong, managed mergers and acquisitions, and served as Chief Financial Officer of the Philips Lamps business. He held positions in the

German banking industry before joining Philips. Mr. Bank is a native of Germany, holds a Master’s of Business Administration from the University Witten-Herdecke, Germany, and is a Registered Controller from University Amsterdam/Maastricht, The Netherlands.

Douglas A. Batt has served as Senior Vice President, General Counsel and Secretary of the Company since May 2006. From November 2002 to September 2005, Mr. Batt served as Executive Vice President and General Counsel of Concord Communications, Inc., a publicly traded software company, and from July 2000 to November 2002, he served as Vice President and General Counsel of Concord Communications, Inc. From October 1997 to July 2000, he served as Technology Counsel at Reebok International Ltd. From September 1991 to October 1997, Mr. Batt was an attorney with the law firm of Goodwin Procter LLP in Boston, Massachusetts. Mr. Batt received his Bachelor of Arts degree in Political Economy from the University of California, Berkeley, and his J.D. from Boston University School of Law.

Anita Cooper, D. Phil. has served as Senior Vice President and General Manager, CRS since August 2010. In this position, Dr. Cooper is responsible for the Company’s Global Research Operations, including oversight of Worldwide Feasibility, Site Identification, Patient Recruitment, Data Management, Biostatistics and business operations. From October 2009 to August 2010, she served as Corporate Senior Vice President and General Manager. From October 2001 to October 2009, she served as Senior Vice President, Pharma Europe and Africa. From January 2001 to October 2001, she served as Vice President, Pharma Europe, Africa and Australia. From January 1994 to January 2001, she served as Vice President of CSE Novartis (UK). Dr. Cooper received a Doctorate in Neuroscience from St. John’s College, Oxford University, and a Masters degree in Experimental Psychology from St. Andrew’s University in Scotland.

Xavier Flinois has served as President of Perceptive Informatics since January 2013. From September 2009 to June 2012, he served as the Chief Executive Officer of Clinical Solutions, a supplier of clinical software solutions to the healthcare industry. From January 2007 to September 2009, he served as General Partner of Houat Partners, a consulting and investment firm. Prior to this, he served as the Chief Executive Officer of SchlumbergerSema, an international IT services company. Xavier holds a Master’s degree in Science from Ecole Polytechnique and a Master’s degree in Engineering from Ecole des Ponts et Chaussees.

Gadi Saarony has served as Senior Vice President, CRS since July 2012. In this position, Mr. Saarony is responsible for global project leadership and for clinical operations for our CRS business unit. From January 2008 to July 2012, Mr. Saarony was Corporate Vice President and World Wide Head, PAREXEL Consulting and Medical Communications (PCMS). From July 2007 to January 2008, he served as Corporate Vice President and General Manager, PAREXEL Consulting. Prior to this, Mr. Saarony held various positions of increasing responsibility with the Company. Prior to joining the Company in 2003, Mr. Saarony was Director of Consulting Services for Habama, Inc. and Associate Director, Strategy, with Ernst & Young, LLP, Inc. He graduated from Rider University with a degree in Economics and a Masters degree in International Business from The American Graduate School of International Business (Thunderbird).

Ulf Schneider, PhD. has served as Senior Vice President and Chief Administrative Officer of the Company since June 2000 and Managing Director of PAREXEL Germany since 1996, and is responsible for coordination of worldwide administrative activities of the Company. From 1990 to 1992, he served as Director of Finance and

Administration of PAREXEL Germany and from 1992 to 1996 he served as Vice President of Finance of PAREXEL Germany. Prior to joining PAREXEL, Dr. Schneider held several financial management positions at Schering AG, a pharmaceutical company, in Germany and was an Assistant Professor of Banking and Finance at the Berlin Technical University. Dr. Schneider received his Masters degree in business administration and Ph.D. in business management from the Berlin Technical University.

No executive officer or director is related by blood, marriage or adoption to any other executive officer or any director of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our written Code of Business Conduct and Ethics sets forth the general principle that our directors, officers and employees must act in the best interests of the Company and its shareholders and must refrain from engaging in any activity that presents a conflict of interest or having a personal interest that presents a conflict of interest. A conflict of interest is described in the Code of Business Conduct and Ethics as a party having an interest that prevents him or her from performing his or her duties and responsibilities to the Company honestly, objectively and effectively. If an actual or potential conflict of interest or related party transaction involving one of our executive officers or directors develops for any reason, that individual is required to report such matter to our Board immediately. The Audit and Finance Committee will review all related party transactions on an ongoing basis and must approve all such transactions.

On June 4, 2013, the Company redeemed for cash 68,572 shares of its Common Stock that were held in the rabbi trust used to fund the Company’s Nonqualified Deferred Compensation Plan. The shares were held in the trust for the benefit of Josef H. von Rickenbach, the Company’s Chairman and Chief Executive Officer, and were redeemed at the request of Mr. von Rickenbach. The shares were redeemed at a price equal to the closing price of the Company’s Common Stock on the NASDAQ Global Select Market on June 3, 2013. This redemption was approved in advance by the Board of Directors.

There may be times when a commercial relationship involving our directors, executive officers or their family members is beneficial to us or is not likely to raise material conflict of interest issues. Our Code of Business Conduct and Ethics provides the following prohibitions for certain types of relationships:

•	directors, officers and employees may not perform services for, or have a financial interest in (other than less than 1% of the outstanding shares of a publicly-held company), one of our competitors;

•

directors, officers and employees may not use their position with the Company to influence a transaction with a supplier or customer in which they have a personal interest (other than less than 1% of the outstanding shares of a publicly-held company); and

•	directors, officers and employees may not supervise, review or influence the job evaluation or compensation of a member of their family.

There were no conflicts of interest or related party transactions during Fiscal Year 2013. The Company entered into an agreement in August 2012 with Haemonetics Corporation, pursuant to which PAREXEL will provide services to Haemonetics Corporation for remuneration not to exceed $100,000 per year. Chris Lindop, a member of our Board of Directors and Chair of our Audit and Finance Committee, is Chief Financial Officer and Vice President, Business Development, and Ellen Zane, a member of our Board of Directors, serves on the Board of Directors, of Haemonetics Corporation. The transaction was approved by our Audit and Finance Committee, with Mr. Lindop recusing himself from the discussions and approval.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater-than-ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16 forms they file.

Based solely on a review of the copies of reports and written representations from our executive officers and directors, we believe that during Fiscal Year 2013 all of our executive officers, directors and greater-than-ten-percent shareholders complied with all Section 16(a) filing requirements, except that Mr. Winschel did not report within the required two-day time frame the transfer of shares to his former wife and two separate sales of stock, and Dr. Schneider did not report within the required two-day time frame a sale of stock. These transactions were reported on Forms 4 that were filed with the SEC by Mr. Winschel on October 15, 2012, May 14, 2013 and May 31, 2013, and by Dr. Schneider on May 14, 2013.

REPORT OF THE AUDIT AND FINANCE COMMITTEE

The Audit and Finance Committee has reviewed the Company’s audited financial statements for the year ended June 30, 2013 and has discussed them with management and Ernst & Young LLP, or E&Y.

The Audit and Finance Committee has also received from, and discussed with, E&Y the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA Professional Standard, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit and Finance Committee has received and reviewed the written disclosures and letter from E&Y required by applicable requirements of the Public Company Accounting Oversight Board regarding E&Y’s communications with the Audit and Finance Committee concerning independence, and has discussed with E&Y their independence.

Based on the review and discussions referred to above, the Audit and Finance Committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2013.

Respectfully submitted by the Audit and Finance

Committee:

Christopher J. Lindop, Chairman

A. Dana Callow, Jr.

Patrick J. Fortune, PhD

Proposal 2: Advisory (Non-Binding) Vote On Executive Compensation

We are providing our shareholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules. This proposal, which is commonly referred to as “say-on-pay,” is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. In 2011, a majority of our shareholders voted in favor of holding an advisory vote on executive compensation annually; therefore, we intend to submit such a proposal each year.

Our Board is asking shareholders to approve a non-binding advisory vote on the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.”

As an advisory vote, this proposal is not binding. The outcome of this advisory vote does not overrule any decision by the Company or the Board (or any committee thereof), create or imply any change to the fiduciary duties of the Company or the Board (or any committee thereof), or create or imply any additional fiduciary duties for the Company or the Board (or any committee thereof). However, our Compensation Committee and Board value the opinions expressed by our shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Our executive compensation programs are designed to attract, motivate, and retain our executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of our near-term and longer-term corporate strategies and business objectives, and for achieving corporate financial performance. The programs contain elements of cash and equity-based compensation and are designed to align the incentives of our executives with the creation of shareholder value.

The “Information About Executive and Director Compensation” section of this Proxy Statement beginning on page 17, including “Compensation Discussion and Analysis,” describes in detail our executive compensation programs and the decisions made by the Compensation Committee with respect to the Fiscal Year 2013. Highlights of our executive compensation program include the following:

•	Base salary merit increases for our named executive officers reflected individual and Company performance, with an average percentage increase of less than 5.0% from Fiscal Year 2012;

•	A compensation package more heavily weighted toward incentive compensation rather than fixed pay (salary), in order to emphasize our focus on pay for performance;

•	Cash payouts under our annual cash incentive bonus program being paid out at slightly above target on average, based in part upon the following results:

¡	Overachievement of our EPS target goal;

¡	Achievement of our backlog goal, when adjusted using foreign currency exchange rates in effect on July 1, 2012; and

¡	For those executives who are part of a business unit, the cash payouts also reflect lower than targeted performance of certain business units; and

•

An approximately equal mix (based on value) of stock options and restricted stock/restricted stock units being granted for long-term incentives designed to motivate executives to increase shareholder value over the long-term:

¡	Our stock options vest in equal annual installments over a four-year period, and

¡	Our time-based restricted stock or restricted stock units “cliff” vest three years from the grant date.

As described above in Compensation Discussion and Analysis, our executive compensation program incorporates a number of other key features that are designed to align the interests of our named executive officers with the interests of our shareholders, including:

•

Our Peer Group used for external compensation comparisons consists of 10 companies that are similar in size and industry to PAREXEL. The median revenue size of the peer group approximates our revenue size;

•	Relative to the market, our average total direct compensation for named executive officers approximates the median of our Peer Group;

•	Our programs include several design features that reduce the likelihood of excessive risk-taking;

•	We have double-trigger provisions in all of our executives’ change of control agreements; and

•	We limit the use of perquisites.

As we describe in the Compensation Discussion and Analysis, our executive compensation program embodies a pay-for-performance philosophy that supports our business strategy and aligns the interests of our executives and the interests of our shareholders. The Board believes this link between compensation and the achievement of our near- and long-term business goals has helped drive our performance over time. At the same time, we believe our program does not encourage excessive risk-taking by management. We encourage shareholders to review the information provided in the Compensation Discussion and Analysis and associated tables and narrative description in this proxy statement. We believe that this information demonstrates that our executive compensation program is designed appropriately and provides effective incentives for long-term value creation.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL,

ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

Proposal 3: Approval of the PAREXEL International Corporation 2013 Annual Incentive Award Plan

The Committee has established, subject to shareholder approval, the PAREXEL International Corporation 2013 Annual Incentive Award Plan (the “2013 Incentive Plan”). Under the 2013 Incentive Plan, executive officers designated by the Committee may receive annual cash incentive compensation based on the achievement of pre-established performance goals. The 2013 Incentive Plan is intended to ensure the tax deductibility of the annual bonus that may be earned by executive officers of the Company. The Code generally does not allow a publicly traded company to obtain a tax deduction for compensation of more than $1,000,000 paid in any year to any of its chief executive officer and its next three most highly paid executive officers (other than the chief financial officer) unless such payments are made under qualifying “performance-based” compensation plans as defined in the tax laws. One of the requirements for compensation to be performance-based is that the Company must obtain shareholder approval every five years for the material terms of performance goals for such compensation. The material terms that the shareholders approve constitute the framework within which the Compensation Committee would set actual performance goals.

The Board believes that the future success of the Company depends, in large part, upon the ability of the Company to maintain a competitive position in attracting, retaining and providing incentives to key personnel and to promote the alignment of their interests with those of the Company’s shareholders by providing for the payment of incentive awards subject to the achievement of specified performance goals. Accordingly, the Board believes adoption of the 2013 Incentive Plan is in the best interests of the Company and its shareholders and recommends a vote FOR the approval of the 2013 Incentive Plan.

Summary of the 2013 Incentive Plan

The following summary of the material features of the 2013 Incentive Plan is qualified in its entirety by reference to the 2013 Incentive Plan, a copy of which is attached to this Proxy Statement as Appendix A.

Purpose.    The purpose of the 2013 Incentive Plan is to assist the Company in attracting, retaining and providing incentives to eligible employees and to promote the alignment of their interests with those of the Company’s shareholders by providing for the payment of incentive awards subject to the achievement of specified performance goals.

Eligibility; Incentive Awards; Performance Goals.    The Committee shall no later than the 90th day after the start of each fiscal year and before 25% of the fiscal year has passed: (i) select executive officers eligible to participate in the 2013 Incentive Plan for that fiscal year (“eligible employees”); (ii) determine the performance goals (defined below) that must be achieved in order for awards to be paid under the 2013 Incentive Plan; and (iii) determine the total amount which may be available for payout to eligible employees based upon the relative level of attainment of the selected performance goals. Following the close of each fiscal year, the Compensation Committee will determine whether the performance goals were achieved and, based on the level of achievement, the total amount available for payout. Prior to the payment of any incentive award, the Committee will certify in writing that the performance goals and other material terms subject to such incentive award have been satisfied. In its sole discretion, the Committee may reduce the size or eliminate the total amount available for payment. The maximum payment to any eligible employee under the 2013 Incentive Plan for any fiscal year will in no event exceed $3,000,000.

For purposes of the 2013 Incentive Plan, “performance goals” means one or more of the following objective performance measures, which shall be based on the relative or absolute attainment of specified levels of one or any combination of the following (which may be determined pursuant to GAAP or on a non-GAAP basis, as determined by the Committee):

•	earnings per share,

•	earnings,

•	earnings growth,

•	earnings before interest, taxes and amortization (EBITA),

•	operating income,

•	operating margin,

•	revenue,

•	expenses,

•	stock price,

•	market share,

•	Charge-offs,

•	reductions in non-performing assets,

•	return on sales, assets, equity or investment,

•	regulatory compliance,

•	satisfactory internal or external audits,

•	improvement of financial ratings,

•	achievement of balance sheet or income statement objectives,

•	net cash provided from continuing operations,

•	earnings before interest, taxes, depreciation and amortization (EBITDA),

•	total shareholder return,

•	cost control,

•	strategic initiatives,

•	net operating profit after tax,

•	pre-tax or after-tax income, or

•	cash flow.

Such performance goals may be adjusted to exclude any one or more of:

•	extraordinary items and other unusual or non-recurring items,

•	discontinued operations,

•	gains or losses on the disposition of discontinued operations,

•	the cumulative effects of changes in tax or accounting principles,

•	the writedown of any asset,

•	charges for restructuring and rationalization programs,

•	other non-cash charges or items,

•	gains or losses related to financing activities,

•	the effect of acquisitions, or

•	gains or losses as a result of foreign currency conversions or fluctuations in foreign currency exchange rates.

Such performance goals may (a) vary by participant and may be different for different incentive awards, (b) be particular to a participant or the department, branch, line of business, subsidiary or other unit in which the participant works, and (c) cover such period as may be specified by the Committee. Such performance goals will be set by the Committee within the time period prescribed by, and will otherwise comply with the requirements of, Section 162(m).

The group of employees whose bonus compensation would be subject to the performance goals selected by the Committee would consist of all of the Company’s executive officers. Currently, the Company has seven executive officers. Although the Code only limits deductibility for compensation paid to the chief executive officer and the three next most highly paid executive officers (other than the chief financial officer), the selected performance goals may be applied to all executive officers in the event that one or more of them should become one of the officers subject to Section 162(m) during the five-year period covered by the 2013 Incentive Plan.

If approved by the shareholders, this proposal would not limit the Company’s right to award or pay other forms of compensation (including, but not limited to, salary or stock-based awards) to the Company’s executive officers, regardless of whether or not the performance goals for annual bonuses are achieved in any fiscal year, and whether or not payment of such other forms of compensation would be tax deductible.

Amendment and Termination

The Committee may at any time amend, modify or terminate the 2013 Incentive Plan; provided, however, that neither termination nor amendment of the 2013 Incentive Plan after the end of a fiscal year may adversely affect the rights of eligible employees with respect to their awards for that fiscal year. Any amendment to the 2013 Incentive Plan shall be approved by the Company’s shareholders if required by Section 162(m).

Administration

The 2013 Incentive Plan will be administered by a committee designated by the Board consisting solely of two or more members of the Board each of whom is an “outside director” within the meaning of Section 162(m). The Committee has been designated by the Board for this purpose. The Committee shall have authority to interpret the 2013 Incentive Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations deemed necessary or advisable for the administration of the 2013 Incentive Plan. The determinations of the Committee pursuant to its authority under the 2013 Incentive Plan are conclusive and binding.

Term

The 2013 Incentive Plan will terminate as of the date of the first meeting of the Company’s shareholders occurring during 2018, but awards previously granted may extend beyond that date.

New Plan Benefits

The total amounts to be paid under the 2013 Incentive Plan are not determinable at this time. On September 11, 2013, the Committee approved the 2013 Incentive Plan which establishes a maximum amount the named executive officers and other executive officers are eligible to receive as a cash incentive payment under the 2014 MIP for purposes of complying with Section 162(m). The maximum bonus opportunity for Fiscal Year 2014 is the lesser of $3,000,000 or 2.0% of PAREXEL’s Fiscal Year 2014 adjusted operating income for Mr. von Rickenbach, 1.0% of Fiscal Year 2014 adjusted operating income for Dr. Goldberg, and 0.5% of Fiscal Year 2014 adjusted operating income for the remaining executive officers. The 2014 MIP approved by the Board on September 11, 2013 will determine the actual amount of each executive’s cash incentive payment for Fiscal Year 2014. These awards are conditioned on stockholder approval of the 2013 Incentive Plan.

Certain Federal Income Tax Consequences

The following summarizes the operation of Section 162(m) of the Code but does not purport to describe all tax consequences of the 2013 Incentive Plan.

Section 162(m) of the Code, as implemented by the Internal Revenue Service, denies a federal income tax deduction for certain compensation in excess of $1,000,000 per year paid to the chief executive officer and the three other most highly paid executive officers of a publicly traded corporation (other than the chief financial officer). Certain types of compensation, including compensation based on performance goals, are excluded from this deduction limit. In order for compensation to qualify for this exception: (i) it must be paid solely on account of the attainment of one or more performance goals; (ii) the performance goals must be established by a committee consisting solely of two or more outside directors; (iii) the material terms under which the compensation is to be paid, including the performance goals, must be disclosed to and approved by shareholders in a separate vote prior to payment; and (iv) prior to payment, the committee must certify that the performance goals and any other material terms were in fact satisfied. The Company believes that, if the 2013 Incentive Plan is approved by the shareholders, any compensation paid in accordance with the 2013 Incentive Plan will qualify as performance-based compensation under the Code.

Reasons for Shareholder Approval

The 2013 Incentive Plan has been designed so that cash awards made under the 2013 Incentive Plan will qualify as performance-based compensation, and, accordingly, not be subject to the deduction limit imposed by Section 162(m) of the Code. However, in order to qualify as performance-based compensation, and thereby ensure the federal tax deductibility of all cash awards under the 2013 Incentive Plan, shareholder approval of the 2013 Incentive Plan at the Annual Meeting is required. If the shareholders do not vote to approve the 2013 Incentive Plan, the September 2013 awards under 2013 Incentive Plan will be of no effect and the Company will not grant any future awards to the named executive officers under the 2013 Incentive Plan.

The Board of Directors recommends a vote FOR the approval and adoption of the 2013 Annual Incentive Award Plan. Proxies solicited by the Board will be voted FOR the proposal unless shareholders specify to the contrary on their proxy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE APPROVING THE PAREXEL

INTERNATIONAL CORPORATION 2013 ANNUAL INCENTIVE AWARD PLAN.

Ernst & Young LLP, or E&Y, served as our independent registered public accounting firm for Fiscal Year 2013. We have not yet appointed an independent registered public accounting firm for the fiscal year ending June 30, 2014 as we are currently engaged in a request-for-proposal process in order to make this selection.

Representatives of E&Y are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from shareholders.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Fees

The aggregate fees billed to us by E&Y for Fiscal Years 2012 and 2013 for professional services for the audit of our annual financial statements, audit of internal control over financial reporting, and review of the financial statements included in our Quarterly Reports on Form 10-Q, were approximately $2,080,000 and $2,010,000, respectively. All of these services were approved by the Audit and Finance Committee.

Audit-Related Fees

The aggregate fees billed to us by E&Y for assurance and related services that were reasonably related to the audit or review of our financial statements for Fiscal Years 2012 and 2013, and which are not included in the amounts disclosed above under the caption “Audit Fees,” were approximately $32,000 and $101,000, respectively. These fees were primarily related to our employee benefit plan audits and accounting consultation services for both fiscal years. All of these services were approved by the Audit and Finance Committee.

Tax Fees

The aggregate fees billed by E&Y for tax services for Fiscal Year 2012 were approximately $178,000. Of this total, $44,000 was for domestic and international tax compliance services and $134,000 was for domestic and international tax planning and advice. The aggregate fees billed by E&Y for tax services for Fiscal Year 2013 were approximately $183,000. Of this total, $33,000 was for domestic and international tax compliance services and $150,000 was for domestic and international tax planning and advice. All of these fees were approved by the Audit and Finance Committee.

All Other Fees

There were no other fees billed to us by E&Y for services other than Audit Fees, Audit Related Fees and Tax Fees described above for Fiscal Years 2012 and 2013.

Pre-Approval Policies and Procedures

The Audit and Finance Committee has considered whether the provision of non-audit services to the Company by E&Y is compatible with maintaining E&Y’s independence. All services provided by E&Y for Fiscal Years 2012 and 2013 were approved by the Audit and Finance Committee.

The Audit and Finance Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by the Company’s independent registered public accounting firm. This policy generally provides that the Company will not engage its independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit and Finance Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the Audit and Finance Committee may pre-approve specified types of services that are expected to be provided to the Company by its independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The Audit and Finance Committee has also delegated to the Chairman of the Audit and Finance Committee the authority to approve any audit or non-audit services to be provided to the Company by its independent registered public accounting firm. Any approval of services by the Chairman of the Audit and Finance Committee pursuant to this delegated authority will be reported on at the next meeting of the Audit and Finance Committee.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about our common stock that may be issued upon the exercise of options and rights under all of our equity compensation plans as of June 30, 2013, consisting of our Second Amended and Restated 1995 Stock Option Plan, referred to as the 1995 Plan, our 1998 Non-Qualified, Non-Officer Stock Option Plan, referred to as the 1998 Plan, our 2000 Employee Stock Purchase Plan, our 2001 Stock Incentive Plan, referred to as the 2001 Plan, our 2005 Stock Incentive Plan, referred to as the 2005 Plan, our 2007 Stock Incentive Plan, referred to as the 2007 Plan, and our 2010 Stock Incentive Plan, referred to as the 2010 Plan. The 1995 Plan expired on September 13, 2005, the 1998 Plan expired on February 26, 2008 and the 2001 Plan expired on September 13, 2011.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	3,160,297	(1)	$23.64	5,417,205	(2)
Equity compensation plans not approved by security holders(3)	64,600		$16.98	0

Total	3,224,897			5,417,205	(2)

(1)	Excludes 442,866 shares of unvested restricted stock issued pursuant to the 2005 Plan, the 2007 Plan and the 2010 Plan, and 26,400 unvested restricted stock units issued pursuant to the 2007 Plan.

(2)	Includes 389,079 shares that may be issued pursuant to the 2000 Employee Stock Purchase Plan.

(3)	Consists of the 1998 Plan, which is discussed below.

The 1998 Plan

The 1998 Plan provided for the granting of nonqualified stock options to non-officer employees at the fair market value of common stock on the grant date as determined under the provisions of the 1998 Plan. Options under the 1998 Plan expire eight years from the date of grant and vest at dates ranging from the issuance date to five years. The Company’s 1998 Plan was not approved by the Company’s shareholders, and it expired on February 26, 2008. As of June 30, 2013, approximately 64,600 shares were reserved for issuance upon the exercise of outstanding options under the 1998 Plan. There are no shares available for new grants under the 1998 Plan, as it has expired.

OTHER MATTERS

Our Board does not intend to bring any matters before the Annual Meeting other than those specifically set forth in the Notice of Annual Meeting of Shareholders and it knows of no matters to be brought before the Annual Meeting by others. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with the judgment of the Board.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our Proxy Statement or Annual Report to Shareholders may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you if you write or call us at the following address or phone number: 195 West Street, Waltham, Massachusetts, 02451, Attention: Investor Relations; 781-434-4118. If you wish to receive separate copies of our Annual Report and Proxy Statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

SHAREHOLDER PROPOSALS AND COMMUNICATIONS

If you are interested in submitting a proposal for inclusion in the proxy statement for our 2014 annual meeting, you need to follow the procedures outlined in Rule 14a-8 of the Exchange Act. To be eligible for inclusion, we must receive your shareholder proposal for our proxy statement for the 2014 annual meeting of shareholders at our principal executive offices in Waltham, Massachusetts at 195 West Street, Waltham, Massachusetts, 02451 no later than June 27, 2014.

Our by-laws require that we be given advance written notice of shareholder nominations for election to our Board of Directors and of other matters that shareholders wish to present for action at an annual meeting of shareholders (other than matters included in our proxy materials in accordance with Rule 14a-8 under the Exchange Act). The Secretary must receive such notice at the address noted below not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. However, if the date of the annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, then we must receive such notice at the address noted below not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of (A) the 60th day prior to such annual meeting and (B) the seventh day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever occurs first. Assuming that the 2014 annual meeting is not advanced by more than 20 days nor delayed by more than 60 days from the anniversary date of the 2013 Annual Meeting, you would need to give us appropriate notice at the address noted below no earlier than September 6, 2014, and no later than October 6, 2014. If a shareholder does not provide timely notice of a nomination or proposal to be presented at the 2014 annual meeting, the proxies designated by our Board of Directors will have discretionary authority to vote on any such proposal which may come before the meeting. Under Massachusetts law, an item may not be brought before our shareholders at a meeting unless it appears in the notice of the meeting.

Our by-laws also specify requirements relating to the content of the notice that shareholders must provide to the Secretary of PAREXEL for any matter, including a shareholder proposal or nomination for director, to be properly presented at a shareholder meeting. A copy of the full text of our by-laws is on file with the Securities and Exchange Commission.

Shareholders may send any communications regarding Company business, including shareholder proposals, to the Board or any individual director in care of the Secretary of the Company at our principal executive offices located at PAREXEL International Corporation, 195 West Street, Waltham, Massachusetts 02451. We suggest any communications should be sent by certified mail return receipt requested. The Secretary will forward all such communications to the addressee, except that certain items that are unrelated to the duties and responsibilities of our Board (such as product inquiries and comments, new product suggestions, resumes and other forms of job inquiries, surveys, and business solicitations and advertisements) and material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded. The Nominating and Corporate Governance Committee of the Board, together with our management and legal counsel, will evaluate any shareholder proposal submitted to us in connection with any meeting of shareholders, and shall recommend to the Board the appropriate response to such proposal. Our Board will give appropriate attention to written communications that are submitted by shareholders and other interested parties, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by the charters of the committees of the Board, the Presiding Director shall, subject to advice and assistance from the General Counsel of the Company, (1) be primarily responsible for monitoring communications from shareholders and other interested parties, and (2) provide copies or summaries of such communications to the other directors as he or she considers appropriate. Communications may be forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Presiding Director considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs or personal grievances.

October 25, 2013

THE BOARD OF DIRECTORS ENCOURAGES SHAREHOLDERS TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, WE URGE YOU TO VOTE YOUR SHARES AS DESCRIBED IN THE NOTICE. IF YOU REQUESTED A COPY OF THE PROXY CARD BY MAIL, YOU MAY SIGN, DATE AND MAIL THE PROXY CARD IN THE ENVELOPE PROVIDED.

APPENDIX A

PAREXEL INTERNATIONAL COMPANY

2013 ANNUAL INCENTIVE AWARD PLAN

I.	General Purpose of Plan.

The PAREXEL International Company 2013 Annual Incentive Award Plan is designed to assist the Company and its Subsidiaries in attracting, retaining and providing incentives to Eligible Employees and to promote the identification of their interests with those of the Company’s shareholders by providing for the payment of Incentive Awards subject to the achievement of specified Performance Goals.

II.	Definitions.

Terms not otherwise defined herein shall have the following meanings:

A.        “Award Period” means the calendar year, except to the extent the Committee determines otherwise.

B.        “Board” means the Board of Directors of the Company.

C.        “Code” means the Internal Revenue Code of 1986, as amended.

D.        “Committee” means the Compensation Committee of the Board, or any other committee appointed by the Board to administer the Plan; provided that the Committee shall be comprised solely of two or more directors eligible to serve on a committee making awards qualifying as “performance-based compensation” under Code Section 162(m).

E.        “Company” means PAREXEL International Corporation, a Massachusetts corporation, and its successors and assigns and any corporation which shall acquire substantially all of its assets.

F.        “Covered Employee” means a “covered employee” within the meaning of Section 162(m) of the Code.

G.        “Eligible Employee” means an employee described in Section IV hereof.

H.        “Incentive Award” means a contingent award made to a Participant that, subject to Section V hereof, entitles the Participant to cash payment to reflect the relative level of attainment of Performance Goals established by the Committee for an Award Period and such other factors as the Committee may determine.

I.        “Participant” means any Eligible Employee who receives an Incentive Award under the Plan for an Award Period.

J.        “Performance Goals” means one or more of the following objective performance measures, which shall be based on the relative or absolute attainment of specified levels of one or any combination of the following which may be determined pursuant to generally accepted accounting principles (“GAAP”) or on a non-GAAP basis, as determined by the Committee: (1) earnings per share, (2) earnings, (3) earnings growth, (4) earnings before interest, taxes and amortization (EBITA), (5) operating income, (6) operating margins, (7) revenues, (8) expenses, (9) stock price, (10) market share, (11) chargeoffs, (12) reductions in non-performing assets, (13) return on sales, assets, equity or investment, (14) regulatory compliance, (15) satisfactory internal or external audits, (16) improvement of financial ratings, (17) achievement of balance sheet or income statement objectives, (18) net cash provided from continuing operations, (19) stock price appreciation, (20) total shareholder return, (21) cost control, (22) strategic initiatives, (23) net operating profit after tax, (24) pre-tax or after-tax income, or (25) cash flow, and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The Committee may specify that such Performance Goals shall be adjusted to exclude any one or more of (i) extraordinary items and any other unusual or non-recurring items, (ii) discontinued operations, (iii) gains or losses on the dispositions of discontinued operations, (iv) the cumulative effects of changes in tax or accounting principles, (v) the writedown of any asset, (vi) charges for restructuring and rationalization programs, (vii) other non-cash charges or items, (viii) gains or losses related to financing activities, (ix) the effect of acquisitions, or (x) gains or losses as a result of foreign currency conversions or fluctuations in foreign currency exchange rates. Such Performance Goals: (I) may vary by Participant and may be different for different Awards; or (II) may be particular to a Participant or the department, branch, line of business, subsidiary or other unit in which the Participant works and may cover such period as may be specified by the Committee.

K.        “Plan” means the PAREXEL International Corporation 2013 Annual Incentive Award Plan.

L.        “Subsidiary” means a corporation of which at least 50% of the total combined voting power of all classes of stock is owned by the Company, either directly or through one or more other Subsidiaries.

III.	Administration.

The Plan shall be administered by the Committee. The Committee shall have plenary authority, in its discretion, to determine the terms of all Incentive Awards, including, without limitation, the Eligible Employees to whom, and the time or times at which, Incentive Awards are made, the Award Period to which each Incentive Award shall relate, the actual dollar amount to be paid pursuant to an Incentive Award, the Performance Goals to which payment of Incentive Awards will be subject, and when payments pursuant to Incentive Awards shall be made (which payments may, without limitation, be made during or after an Award Period on a deferred basis or in installments). In making such determinations, the Committee may take into account the nature of the services rendered by the respective Eligible Employees, their present and potential contributions to the success of the Company and its Subsidiaries, and such other factors as the Committee in its discretion shall deem relevant. Subject to the express provisions of the Plan, the Committee shall have plenary authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations deemed necessary or advisable for the administration of the Plan. The determinations of the Committee pursuant to its authority under the Plan shall be conclusive and binding.

IV.	Eligibility.

Incentive Awards may be granted only to executive officers of the Company or a Subsidiary.

V.	Incentive Awards; Terms of Awards; Payment.

A.        The Committee shall, in its sole discretion, determine which Eligible Employees shall receive Incentive Awards. For each Award Period with respect to which the Committee determines to make Incentive Awards, the Committee shall by resolution establish one or more Performance Goals applicable to such Incentive Awards and the other terms and conditions of the Incentive Awards. Such Performance Goals (including the determination of any adjustments permitted under Section II.5) and other terms and conditions shall be established by the Committee in its sole discretion as it shall deem appropriate and in the best interests of the Company and shall be established (1) within 90 days after the first day of the Award Period and (2) before 25% of the Award Period has elapsed.

B.        After the end of each Award Period for which the Committee has granted Incentive Awards, the Committee shall determine the extent to which the Performance Goals established by the Committee for the Award Period have been achieved and shall authorize the Company to make Incentive Award payments to Participants in accordance with the terms of the Incentive Awards. In no event shall the amount paid to a Participant in accordance with the terms of Incentive Awards by reason of Performance Goal achievement exceed $3,000,000 in any calendar year. Unless otherwise determined by the Committee, no Incentive Award payments shall be made to a Participant unless the Participant is employed by the Company or a Subsidiary as of the end of the Award Period.

C.        The Committee may at any time, in its sole discretion, cancel an Incentive Award or eliminate or reduce (but not increase) the amount payable pursuant to the terms of an Incentive Award without the consent of a Participant.

D.        Incentive Award payments shall be subject to applicable federal, state and local withholding taxes and other applicable withholding in accordance with the Company’s payroll practices as from time-to-time in effect.

E.        The Committee shall have the power to impose such other restrictions on Incentive Awards as it may deem necessary or appropriate to ensure that such Incentive Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, or any successor provision thereto. Prior to the payment of any Incentive Award, the Committee shall certify in writing (which may be substantiated by the inclusion of such a determination in the minutes of a meeting of the Committee) that the Performance Goals and other material terms applicable to such Incentive Award are satisfied.

VI.	Transferability.

Incentive Awards shall not be subject to the claims of creditors and may not be assigned, alienated, transferred or encumbered in any way other than by will or pursuant to the laws of descent and distribution.

VII.	Termination or Amendment.

The Committee may amend, modify or terminate the Plan in any respect at any time without the consent of Participants, provided that (a) no amendment or termination of the Plan after the end of an Award Period may adversely affect the rights of Participants with respect to their Incentive Awards for that Award Period, and (b) no amendment which would require shareholder approval under Section 162(m) of the Code may be effected without such shareholder approval.

VIII.	Effectiveness of Plan and Awards.

The Plan and Incentive Awards granted hereunder shall be void ab initio unless the Plan is approved by a vote of the Company’s shareholders at the first shareholders’ meeting of the Company following adoption of the Plan by the Committee.

IX.	Effective Date; Term of the Plan.

The Plan shall become effective on the date the Plan is approved by the Company’s shareholders. Incentive Awards may be granted under the Plan prior to such shareholder approval provided such Incentive Awards are specifically contingent upon the obtaining of such shareholder approval. Unless sooner terminated by the Committee pursuant to Section VII, to the extent necessary to ensure that Incentive Award payments made to Covered Employees may be deductible by the Company or Subsidiary for federal income tax purposes, the Plan shall terminate as of the date of the first meeting of the Company’s shareholders occurring during 2018, unless the term of the Plan is extended and reapproved at such shareholders’ meeting. No Incentive Awards may be awarded under the Plan after its termination. Termination of the Plan shall not affect any Incentive Awards outstanding on the date of termination and such awards shall continue to be subject to the terms of the Plan notwithstanding its termination.

X.	General Provisions.

A.        The establishment of the Plan shall not confer upon any Eligible Employee any legal or equitable right against the Company or any Subsidiary, except as expressly provided in the Plan.

B.        The Plan does not constitute an inducement or consideration for the employment of any Eligible Employee, nor is it a contract between the Company, or any Subsidiary and any Eligible Employee. Participation in the Plan shall not give an Eligible Employee any right to be retained in the employ of the Company or any Subsidiary.

C.        Nothing contained in this Plan shall prevent the Committee from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required, and such arrangements may be either generally applicable or applicable only in specific cases.

D.        The Plan shall be governed, construed and administered in accordance with the laws of the Commonwealth of Massachusetts.

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose the voting method outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet must be received by 1:00 a.m., Central Time, on December 5, 2013.

Vote by Internet
•	Go to www.envisionreports.com/PRXL
•	Or scan the QR code with your smartphone
•	Follow the steps outlined on the secure website

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1.	Election of Directors*:	For	Withhold		For	Withhold		For	Withhold	+
	01 - A. Dana Callow, Jr.	☐	☐	02 - Christopher J. Lindop	☐	☐	03 - Josef H. von Rickenbach	☐	☐

*	To elect three (3) Class III Directors to serve for a term continuing until the annual meeting of shareholders in 2016 and until his successor is duly elected & qualified.

		For	Against	Abstain			For	Against	Abstain
2.	Approve, in an advisory vote, the compensation of our named executive officers as presented in the proxy statement.	☐	☐	☐	3.	Approve the PAREXEL International Corporation 2013 Annual Incentive Award Plan.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

THIS PROXY SHOULD BE DATED AND SIGNED BY THE SHAREHOLDER(S) EXACTLY AS HIS OR HER NAME APPEARS HEREON AND RETURNED PROMPTLY IN THE ENCLOSED ENVELOPE. PERSONS SIGNING IN A FIDUCIARY CAPACITY SHALL SO INDICATE. IF SHARES ARE HELD BY JOINT TENANTS OR AS COMMUNITY PROPERTY, BOTH SHOULD SIGN.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — PAREXEL International Corporation

PROXY FOR 2013 ANNUAL MEETING OF SHAREHOLDERS – DECEMBER 5, 2013

SOLICITED BY THE BOARD OF DIRECTORS

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Shareholders to Be Held on December 5, 2013

The Proxy Statement dated October 25, 2013 and our 2013 Annual Report are available for viewing, printing and downloading at www.edocumentview.com/prxl

The undersigned Shareholder of PAREXEL International Corporation, a Massachusetts corporation, revoking all prior proxies, hereby appoints Ingo Bank and Douglas A. Batt and each of them, proxies, with full power of substitution, to vote all shares of Common Stock of PAREXEL International Corporation which the undersigned is entitled to vote at the 2013 Annual Meeting of Shareholders of the Company to be held at The Westin Hotel, 70 Third Avenue, Waltham, MA 02451 on December 5, 2013 at 2:30 p.m., local time, and at any adjournments thereof, upon matters set forth in the Notice of Annual Meeting of Shareholders and Proxy Statement dated October 25, 2013, a copy of which has been received by the undersigned, and in their discretion upon any other business that may properly come before the meeting or any adjournments thereof. Attendance of the undersigned at the meeting or at any adjourned session thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate thereat the intention of the undersigned to vote said shares in person.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR THE PROPOSALS IN ITEMS 2 AND 3.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE